Exhibit 99.1

Zynga Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Zynga Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zynga Inc. (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and financial statement schedule listed in the Index at Item l5(a)2 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 25, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Auditing revenue for newly launched or acquired games

Description of the Matter	The Company’s current deferred revenue is $748.1 million at December 31, 2021 and the Company recognized $2,249.2 million of revenue relating to online games during the year. A portion of the deferred online game revenue balance and revenue recognized was related to newly launched or acquired games. As described in Note 1- Revenue Recognition of the consolidated financial statements, for standalone mobile games, the Company recognizes mobile revenue ratably over the estimated average playing period of payers. When a new game is launched, or acquired, and only a limited period of payer data is available for the analysis of average playing periods of payers, the Company considers a number of subjective and objective factors to determine the estimated average playing period of payers, such as the estimated average playing period of payers for other active games with similar characteristics. Determining the estimated average playing period of payers requires management judgement in estimating how long paying players benefit from their purchases over the game playing experience as well as determining which games are similar for comparison purposes.

Auditing the initial estimated average playing period of payers for newly launched or acquired online games was especially challenging as there was a limited period of game-specific paying player data available, and relevant, comparable data from external sources was not readily available. Management determined the initial estimated average playing period of payers based on subjective and objective assumptions about each newly launched or acquired game’s paying player characteristics, and their similarity or dissimilarity to the Company’s other games.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design, and tested the operating effectiveness of controls specifically related to the Company’s process to determine the initial estimated average playing period of payers.

To test the initial estimated average playing period of payers, our audit procedures included, among others, evaluating the significant assumptions used by management to determine the initial estimate. We evaluated the relevance of management’s selection of comparable games as well as management’s comparison of the paying player period for the newly launched or acquired game to comparable games.

Initial accounting of acquired intangibles

Description of the Matter

As disclosed in Note 7 to the consolidated financial statements, the Company acquired Chartboost on August 4, 2021 for total purchase consideration of $234.6 million and StarLark on October 5, 2021 for a total purchase price consideration of $461.7 million. For Chartboost, of the total purchase consideration, $115.3 million was allocated to the fair value of identified intangible assets. For StarLark, of the total purchase consideration, $159.0 million was allocated to the fair value of identified intangible assets.

Auditing the fair values of acquired intangible assets was especially challenging due to the significant estimation uncertainty in determining the fair value of identified intangible assets. The significant assumptions used to estimate the fair values of the intangible assets included discount rates, as well as the amount and timing of cash flow projections. Each of these assumptions were highly subjective and involved significant judgment as they were based on estimates of future financial performance that could be affected by domestic and international consumer preferences, third party competition and technological innovation, among other factors.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design, and tested the operating effectiveness of controls over management’s review of forecasts and the assessment of the discount rate.

To test the fair value of the Company’s acquired intangible assets, we read the purchase agreement and we identified and tested the significant assumptions used in the valuation models including assessing the historical accuracy of management’s forecasts of its own performance, its historical accuracy in forecasting for other acquisitions, and evaluating the reasonableness of resulting forecasts for Chartboost and StarLark, compared with the historical performance of those companies, Zynga and guideline companies within the same industry. We involved our valuation specialists to assess the adequacy and relevance of the inputs and information used, the nature and basis for valuation adjustments and calculations, the appropriateness of the valuation methods and models used, and accuracy and appropriateness of the calculated outputs from such models. Additionally, our valuation specialists performed corroborative calculations of the acquired intangible asset values, which we compared to management’s estimates.

Impairment of operating lease right-of-use and related assets

Description of the Matter

As disclosed in Notes 5 and 6 to the consolidated financial statements, the Company recorded a loss of $66.8 million in the third quarter of the year ended December 31, 2021, as a result of the Company’s transition to a hybrid in-office and remote employee work model and subsequent reassessment of the asset group related to its leased San Francisco Headquarters. In accordance with ASC 360, the Company performed a recoverability test of its identified asset group, comprised of operating lease right-of-use and other related assets, and determined that the carrying value of this asset group was not fully recoverable. As a result, the Company measured and recognized an impairment loss related to these assets representing the amount by which the carrying value exceeded the estimated fair value of these asset group.

Auditing the Company’s impairment was especially challenging due to the significant estimation required by management to determine the fair value of the asset group. The Company utilized an income approach to value the asset group, which required the development of a discounted cash flow model utilizing certain key assumptions, including the projected sublease income over the remaining lease term, expected downtime prior to the commencement of future subleases, expected rent concessions offered to future tenants and discount rates that reflected the level of risk associated with these future cash flows. These assumptions have a significant effect on the estimated fair value of the asset group, and the resulting impairment loss.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design, and tested the operating effectiveness of internal controls over the Company’s processes to determine the fair value of the asset group and measure the right-of-use and other related assets impairment loss. For example, we tested the controls over the determination of the fair value of the asset group subject to impairment, including the selection of the valuation model and the determination and review of the underlying assumptions used to develop the fair value estimates.

Our testing of the Company’s impairment measurement included, among other procedures, evaluating the significant assumptions used to estimate fair value. For example, we compared the sublease market rent rate, vacancy period, and tenant lease incentive assumptions used to estimate market participant cash flows to current industry and economic trends, assessed the reasonableness of the discount rates used as part of the discounted cash flow model, and recalculated management’s estimate. We also involved our valuation specialists to assist in our evaluation of the significant assumptions used in the fair value estimate.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2009.

San Jose, California

February 25, 2022

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Zynga Inc.

Opinion on Internal Control Over Financial Reporting

We have audited Zynga Inc.’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Zynga Inc. (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on the COSO criteria.

As indicated in the accompanying Management’s Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include certain internal controls of Chartboost and StarLark, which are included in the 2021 consolidated financial statements of the Company and constituted 1% of consolidated revenue, operating expenses and total assets, respectively, as of and for the year ended December 31, 2021. Our audit of internal control over financial reporting of the Company also did not include an evaluation of certain internal controls over financial reporting of Chartboost and StarLark.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and financial statement schedule listed in the Index at Item 15(a)2 and our report dated February 25, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

San Jose, California

February 25, 2022

Zynga Inc.

Consolidated Balance Sheets

(In millions, except par value)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$984.0	$1,364.4
Short-term investments	169.0	208.4
Accounts receivable, net of allowance of $0.9 at December 31, 2021 and $0.5 at December 31, 2020	242.5	217.5
Restricted cash	161.0	—
Prepaid expenses	56.7	40.0
Other current assets	35.4	29.5

Total current assets	1,648.6	1,859.8
Long-term investments	—	2.0
Goodwill	3,601.1	3,160.8
Intangible assets, net	900.5	838.1
Property and equipment, net	30.3	39.3
Right-of-use assets	86.4	131.9
Restricted cash	40.2	136.0
Prepaid expenses	25.0	21.6
Other non-current assets	26.8	17.0

Total assets	$6,358.9	$6,206.5

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$95.6	$57.2
Income tax payable	52.2	39.6
Deferred revenue	748.1	747.7
Operating lease liabilities	17.1	18.5
Other current liabilities	650.4	462.4

Total current liabilities	1,563.4	1,325.4
Convertible senior notes, net	1,343.8	1,289.9
Deferred revenue	0.3	0.3
Deferred tax liabilities, net	93.8	126.3
Non-current operating lease liabilities	133.4	122.0
Other non-current liabilities	112.3	401.1

Total liabilities	3,247.0	3,265.0
Stockholders’ equity:
Common stock, $0.00000625 par value, and additional paid-in capital - authorized shares: 2,020.5; shares outstanding: 1,130.5 shares as of December 31, 2021 and 1,081.6 as of December 31, 2020	5,625.0	5,276.5
Accumulated other comprehensive income (loss)	(107.1)	(50.7)
Accumulated deficit	(2,406.0)	(2,284.3)

Total stockholders’ equity	3,111.9	2,941.5

Total liabilities and stockholders’ equity	$6,358.9	$6,206.5

See accompanying notes to consolidated financial statements.

Zynga Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	Year Ended December 31,
	2021	2020	2019
Revenue:
Online game	$2,249.2	$1,667.2	$1,047.3
Advertising and other	551.3	307.6	274.4

Total revenue	2,800.5	1,974.8	1,321.7
Costs and expenses:
Cost of revenue	1,014.9	811.8	524.1
Research and development	545.9	713.7	505.9
Sales and marketing	955.1	683.5	464.1
General and administrative	162.0	136.0	99.8
Impairment related to real estate assets	66.8	—	—

Total costs and expenses	2,744.7	2,345.0	1,593.9

Income (loss) from operations	55.8	(370.2)	(272.2)
Interest income	6.4	11.6	14.0
Interest expense	(59.2)	(30.3)	(17.0)
Other income (expense), net	(11.2)	(16.5)	322.5

Income (loss) before income taxes	(8.2)	(405.4)	47.3
Provision for (benefit from) income taxes	96.0	24.0	5.4

Net income (loss)	$(104.2)	$(429.4)	$41.9

Net income (loss) per share attributable to common stockholders:
Basic	$(0.09)	$(0.42)	$0.04

Diluted	$(0.09)	$(0.42)	$0.04

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,099.1	1,016.8	938.7
Diluted	1,099.1	1,016.8	974.0

See accompanying notes to consolidated financial statements.

Zynga Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In millions)

	Year Ended December 31,
	2021	2020	2019
Net income (loss)	$(104.2)	$(429.4)	$41.9
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustment	(56.3)	75.3	(7.7)
Net change in unrealized gains (losses) on available-for-sale marketable debt securities	(0.1)	(0.1)	0.2

Other comprehensive income (loss), net of tax	(56.4)	75.2	(7.5)

Comprehensive income (loss)	$(160.6)	$(354.2)	$34.4

See accompanying notes to consolidated financial statements.

Zynga Inc.

Consolidated Statements of Stockholders’ Equity

(In millions)

					Accumulated
	Class A Common Stock		Additional Paid-In	Treasury	Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Stock	Income (Loss)	Deficit	Equity
Balances at December 31, 2018	861.1	$—	$3,504.7	$—	$(118.4)	$(1,789.7)	$1,596.6

Exercise of stock options and ESPP	12.0	—	17.4	—	—	—	17.4
Vesting of RSUs, net of tax withholdings	13.1	—	—	(49.5)	—	—	(49.5)
Acquisition-related common stock issuance	63.8	—	253.9	—	—	—	253.9
Stock-based compensation expense	—	—	81.5	—	—	—	81.5
Retirements of treasury stock	—	—	—	49.5	—	(49.5)	—
Equity component of convertible senior notes due 2024	—	—	114.9	—	—	—	114.9
Purchase of capped calls related to issuance of convertible senior notes due 2024	—	—	(73.8)	—	—	—	(73.8)
Net income (loss)	—	—	—	—	—	41.9	41.9
Other comprehensive income (loss)	—	—	—	—	(7.5)	—	(7.5)

Balances at December 31, 2019	950.0	$—	$3,898.6	$—	$(125.9)	$(1,797.3)	$1,975.4

Exercise of stock options and ESPP	4.5	—	16.9	—	—	—	16.9
Vesting of RSUs, net of tax withholdings	10.5	—	—	(57.2)	—	—	(57.2)
Acquisition-related common stock issuance	116.6	—	1,137.7	—	—	—	1,137.7
Stock-based compensation expense	—	—	122.6	—	—	—	122.6
Retirements of treasury stock	—	—	—	57.2	—	(57.2)	—
Equity component of convertible senior notes due 2026	—	—	163.7	—	—	—	163.7
Purchase of capped calls related to issuance of convertible senior notes due 2026	—	—	(63.0)	—	—	—	(63.0)
Adoption of ASU 2016-13	—	—	—	—	—	(0.4)	(0.4)
Net income (loss)	—	—	—	—	—	(429.4)	(429.4)
Other comprehensive income (loss)	—	—	—	—	75.2	—	75.2

Balances at December 31, 2020	1,081.6	$—	$5,276.5	$—	$(50.7)	$(2,284.3)	$2,941.5

Exercise of stock options and ESPP	9.4	—	33.4	—	—	—	33.4
Vesting of RSUs, net of tax withholdings	19.5	—	—	(17.5)	—	—	(17.5)
Acquisition-related common stock issuance	20.0	—	145.7	—	—	—	145.7
Acquisition-related stock option issuance	—	—	2.2	—	—	—	2.2
Stock-based compensation expense	—	—	167.2	—	—	—	167.2
Retirements of treasury stock	—	—	—	17.5	—	(17.5)	—
Net income (loss)	—	—	—	—	—	(104.2)	(104.2)
Other comprehensive income (loss)	—	—	—	—	(56.4)	—	(56.4)

Balances at December 31, 2021	1,130.5	$—	$5,625.0	$—	$(107.1)	$(2,406.0)	$3,111.9

See accompanying notes to consolidated financial statements.

Zynga Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$(104.2)	$(429.4)	$41.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	238.9	142.1	79.4
Stock-based compensation expense	167.2	122.6	81.5
(Gain) loss from sale of building, derivatives, sale of investments and other assets and foreign currency, net	13.4	16.0	(314.5)
(Accretion) amortization on marketable debt securities, net	—	(2.2)	(4.9)
Noncash lease expense	16.9	15.9	11.2
Noncash interest expense	53.9	26.4	13.2
Change in deferred income taxes and other	(49.9)	(32.9)	(16.8)
Impairment related to real estate assets	66.8	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(9.2)	4.8	(22.5)
Prepaid expenses and other assets	(25.0)	9.1	(15.1)
Accounts payable	37.6	5.5	(1.0)
Deferred revenue	17.9	291.5	234.7
Income tax payable	4.7	36.7	(10.2)
Operating lease and other liabilities	(175.2)	223.1	185.9

Net cash provided by (used in) operating activities	253.8	429.2	262.8

Cash flows from investing activities:
Purchases of investments	(614.2)	(677.1)	(1,568.2)
Maturities of investments	652.3	1,038.5	451.5
Sales of investments	—	549.9	44.9
Acquisition of property and equipment	(12.5)	(18.8)	(23.6)
Proceeds from sale of building and other property and equipment, net of transaction costs	—	0.1	580.6
Business combinations, net of cash acquired and restricted cash held in escrow	(508.3)	(942.5)	(301.8)
Asset acquisitions of intangible assets	(4.3)	(6.0)	—
Release of business combination restricted cash held in escrow	—	(30.0)	(35.0)
Other investing activities, net	(13.9)	(1.8)	(0.3)

Net cash provided by (used in) investing activities	(500.9)	(87.7)	(851.9)

Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	(1.2)	856.7	672.2
Purchase of capped calls	—	(63.0)	(73.8)
Repayment of debt	—	—	(101.4)
Taxes paid related to net share settlement of stockholders’ equity awards	(17.5)	(57.2)	(49.6)
Proceeds from issuance of common stock	33.4	16.9	17.4
Acquisition-related contingent consideration payments	(56.1)	(63.6)	(12.9)
Other financing activities, net	—	—	(0.3)

Net cash provided by (used in) financing activities	(41.4)	689.8	451.6

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(26.7)	15.8	10.8
Net change in cash, cash equivalents and restricted cash	(315.2)	1,047.1	(126.7)
Cash, cash equivalents and restricted cash, beginning of period	1,500.4	453.3	580.0

Cash, cash equivalents and restricted cash, end of period	$1,185.2	$1,500.4	$453.3

Supplemental cash flow information:
Income taxes paid	$126.2	$13.2	$22.4
Interest paid	3.6	1.7	2.8
Noncash investing activities:
Acquisition-related common stock issuance	$145.7	$1,137.7	$253.9
Acquisition-related stock option stock issuance	2.2	—	—
Acquisition-related deferred purchase consideration	4.6	23.8	—

See accompanying notes to consolidated financial statements.

Zynga Inc.

Notes to Consolidated Financial Statements

1. Overview and Summary of Significant Accounting Policies

Organization and Description of Business

Zynga Inc. (“Zynga,” “we” or the “Company”) is a global leader in interactive entertainment. We develop, market and operate social games as live services played on mobile platforms (such as Apple’s iOS and Google’s Android), social networking platforms (such as Facebook and Snapchat), Personal Computers (PCs), consoles (such as Nintendo’s Switch) and other platforms. Generally, all of our games are free to play, and we generate substantially all of our revenue through the sale of in-game virtual items and advertising services. We also operate a mobile programmatic advertising and monetization platform. Our operations are headquartered in San Francisco, California, and we have several operating locations in the U.S. as well as various international office locations in North America, Asia and Europe.

We completed our initial public offering in December 2011 and our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “ZNGA.”

Proposed Merger with Take-Two

On January 9, 2022, the Company entered into an Agreement and Plan of Merger with Take-Two. Refer to Note 16 - “Subsequent Events” for further background on the combination.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the operations of the Company and its owned subsidiaries. All intercompany balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the estimated average playing period of payers that we use for revenue recognition, useful lives of property and equipment and intangible assets, accrued liabilities, income taxes, the fair value of assets and liabilities acquired through business combinations, contingent consideration obligations, the discount rate used in measuring our operating lease liabilities, the interest rate used in calculating the present value of the initial liability component of our convertible senior notes, stock-based compensation expense and evaluation of recoverability of goodwill, intangible assets and long-lived assets and as necessary, estimates of fair value to measure impairment losses. Actual results could differ materially from those estimates.

Segments

We have one operating and reportable segment, which is at the consolidated entity level. The Chief Operating Decision Maker (“CODM”), our Chief Executive Officer, manages our operations on a consolidated basis for purposes of assessing performance and allocating resources.

Revenue Recognition

We derive substantially all of our revenue from the sale of virtual items and advertising associated with our online games.

Online Game. We operate our games as live services that allow players to play for free. Within these games, however, players can purchase virtual currency to obtain virtual goods or virtual goods directly (together, defined as “virtual items” or a “virtual item”) to enhance their game-playing experience. Our identified performance obligation is to display the virtual items within the game over the estimated playing period of the paying player or until they are consumed in game play based upon the nature of the virtual item. Payment is required at time of purchase and the purchase price is a fixed amount.

Players can purchase our virtual items through various widely accepted payment methods offered in the games, including Apple iTunes accounts, Google Play accounts and Facebook local currency payments. Payments from players for virtual items are non-refundable and relate to non-cancellable contracts that specify our obligations. Such payments are initially recorded to deferred revenue.

For revenue earned through mobile platforms, the transaction price is equal to the gross amount we request to be charged to our player because we are the principal in the transaction. The related platform and payment processing fees are recorded as cost of revenue in the period incurred.

For revenue earned on our web based games through Facebook, our players utilize Facebook’s local currency-based payments program to purchase virtual items in our games. For all payment transactions on the Facebook platform, Facebook remits to us 70% of the price we request to be charged to the player for each transaction, which represents the transaction price. Despite being the principal in the transaction, we recognize revenue net of the amounts retained by Facebook for platform and payment processing fees because Facebook may choose to alter our requested price, for example by offering a discount or other incentives to players playing on their platform, and we do not receive information from Facebook indicating the amount of such discounts or incentives or the actual amount paid by our players. Accordingly, we are unable to determine the gross amount paid by our players on the Facebook platform.

The satisfaction of our performance obligation is dependent on the nature of the virtual item purchased and as a result, we categorize our virtual items as follows:

•

Consumable: Consumable virtual items represent items that can be consumed by a specific player action. Common characteristics of consumable virtual items may include items that are no longer displayed on the player’s game board after a short period of time, do not provide the player any continuing benefit following consumption, or often times enable a player to perform an in-game action immediately (e.g. chips in Zynga Poker). For the sale of consumable virtual items, we recognize revenue as the items are consumed (i.e., over time), which approximates one month.

•

Durable: Durable virtual items represent items that are accessible to the player over an extended period of time (e.g. animals in FarmVille franchise). We recognize revenue from the sale of durable virtual items ratably over the estimated average playing period of payers for the applicable game (i.e., over time), which represents our best estimate of the average life of the durable virtual item.

If we do not have the ability to differentiate between revenue attributable to consumable virtual items or durable virtual items in a specific game, we recognize revenue ratably over the estimated average playing period of payers for the applicable game. Historically, we have had sufficient data to separately account for consumable and durable virtual items for substantially all of our web games. However, for our standalone mobile games, we do not have the requisite data to separately account for consumable and durable virtual items and therefore recognize mobile online game revenue ratably over the estimated average playing period of payers.

We expect that in future periods, there will be changes in the mix of consumable and durable virtual items offered and sold, reduced virtual item sales in some existing games, changes in estimates of the average playing period of payers and/or changes in our ability to make such estimates. When such changes occur, and in particular if more of our revenue in any period is derived from durable virtual items or the estimated average playing period of payers increases on average, the amount of revenue that we recognize in a current or future period may be reduced, perhaps significantly. Conversely, if the estimated average playing period of payers decreases on average, the amount of revenue that we recognize in a current or future period may be accelerated, perhaps significantly.

On a quarterly basis, we determine the estimated average playing period of payers by game beginning at the time of a payer’s first purchase in the respective game and ending on a date when that paying player is deemed to be no longer playing. To determine when paying players are no longer playing a given game, we analyze monthly cohorts of payers who made their first in-game payment between six and 18 months prior to the beginning of each quarter and determine whether each payer within the cohort is an active or inactive player as of the date of our analysis. To determine which payers are inactive, we analyze the dates that each payer last logged into that game. We determine a payer to be inactive once they have reached a period of inactivity for which it is probable that they will not return to a specific game. For the payers deemed inactive as of our analysis date, we analyze the dates they last logged into that game to determine the rate at which inactive payers stopped playing. Based on these dates, we then project a date at which all payers for each monthly cohort are expected to cease playing our games. We then average the time periods from first purchase date and the date the last payer is expected to cease playing the game for each of the monthly cohorts to determine the total playing period of payers for that game. To determine the estimated average playing period of payers, we then divide this total period by two. The use of this “average” approach is supported by our observations that payers typically become inactive at a relatively consistent rate for our games. If future data indicates payers do not become inactive at a relatively consistent rate, we will modify our calculations accordingly. When a new game is launched and only a limited period of payer data is available for our analysis, then we also consider other factors to determine the estimated average playing period of payers, such as the estimated average playing period of payers for other recently launched games with similar characteristics.

Advertising. We have contractual relationships with advertising networks, agencies, advertising brokers and directly with advertisers to display advertisements in our games. For all of our in-game advertising arrangements, we are the principal and our performance obligation is to provide the inventory for advertisements to be displayed in our games. For contracts made directly with advertisers, we are also obligated to serve the advertisements in our games. However, for those direct advertising arrangements, providing the advertising inventory and serving the advertisement is considered a single performance obligation, as the advertiser cannot benefit from the advertising space without its advertisements being displayed.

The pricing and terms for all our in-game advertising arrangements are governed by either a master contract or insertion order and generally stipulate payment terms as a specific number of days subsequent to the end of the month, generally ranging from 30 to 60 days. The transaction price is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit. Further, for advertising transactions not placed directly with the advertiser, the contractually agreed upon price per advertising unit is generally based on our fixed revenue rate stated in the contract. The number of advertising units delivered is determined at the end of each month, which resolves any uncertainty in the transaction price during the reporting period. For a limited number of advertising network arrangements, the transaction price is determined based on a volume-tiered pricing structure, whereby the price per advertising unit in a given month is determined by the number of impressions delivered in that month. However, the uncertainty concerning the number of impressions delivered is resolved at the end of each month, therefore, eliminating any uncertainty with respect to the price per advertising unit for each reporting period.

For in-game display advertisements, in-game offers, engagement advertisements and other advertisements, our performance obligation is satisfied over the life of contract (i.e., over time), with revenue being recognized as advertising units are delivered.

For in-game sponsorships with branded virtual items, revenue is initially recorded to deferred revenue and then recognized ratably over the estimated life of the branded virtual item, which approximates the estimated average playing period of payers, or over the term of the advertising arrangement, depending on the nature of the agreement.

We also operate a software platform that facilitates transactions between advertisers and owners of digital advertising inventory (“publishers”) via programmatic auctions. The Company has contracts with both advertisers (“demand side”) and publishers (“supply side”), with the advertiser representing the Company’s customer in a demand side transaction and the publisher representing the Company’s customer in a supply side transaction. The pricing and terms for all demand side and supply side arrangements are contractually governed and generally stipulate payment terms as a specific number of days subsequent to the end of the month, generally ranging from 30 to 60 days.

For both demand side and supply side revenue arrangements, the Company’s performance obligation is to provide the advertiser or publisher with access to the Company’s software platform, which facilitates the placement of the advertising inventory. The Company does not control the advertising inventory, because the Company does not have the substantive ability to direct the use of, nor obtain substantially all of the remaining benefits from the advertising inventory. Further, the Company is not primarily responsible for fulfillment and does not have any inventory risk. Accordingly, the Company is an agent in both demand side and supply side transactions and presents revenue on a net basis. The transaction price is the product of the number of advertising units delivered to the end user via the software platform and the contractually agreed upon price per advertising unit, less the consideration paid or payable to publishers. The number of advertising units delivered to the end user is determined at the end of each month, which resolves any uncertainty in the transaction price during the reporting period. Our performance obligation is satisfied over the life of contract (i.e., over time), with revenue being recognized as advertising units are delivered to the end user.

Taxes Collected from Customers. We present taxes collected from customers and remitted to governmental authorities on a net basis within our consolidated statement of operations.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, money market funds, corporate debt and foreign certificates of deposit and time deposits with maturities of 90 days or less from the date of purchase.

Restricted Cash

Restricted cash consists of funds held in escrow in accordance with the terms of our business acquisition agreements.

Short and Long-Term Investments

Realized gains and losses for all investments are determined using the specific-identification method and are reflected as a component of other income (expense), net in the consolidated statements of operations.

Debt Securities

Short and long-term debt investments consist of corporate debt securities and foreign certificates of deposit and time deposits. Based on our intentions, all debt investments are classified as available-for-sale and are reported at fair value with unrealized gains and losses recorded as a separate component of other comprehensive income, net of income taxes.

For debt securities in an unrealized loss position, we first consider whether we intend to or it is more likely than not that we will be required to sell the individual security prior to recovery of its amortized cost basis and if so, we adjust the carrying value of security down to its fair value, with the amount of the write-down recorded as a realized loss within other income (expense), net.

Otherwise, we determine whether a decline in fair value is attributable to a partial or full credit loss by reviewing factors such as the extent to which the fair value is less than the amortized cost basis, changes in interest rates since the purchase of the security, the financial condition of the issuer, including changes in credit ratings, the remaining payment terms of the security, as well as any adverse conditions specifically related to the security, the issuer’s industry or its geographic area. If a credit loss exists, we adjust the carrying value by recording expense within other income (expense), net equal to the amount of the credit loss, with such amount limited to the amount of the unrealized loss. Subsequent recoveries of fair value originally attributed to a credit loss are subsequently recognized as income within other income (expense), net. Finally, any unrealized loss not deemed to be attributable to a credit loss is recognized as component of other comprehensive income, net of income taxes.

No credit losses related to our debt investments were recognized as a component of other income (expense), net in any of the periods presented.

Equity Securities with Readily Determinable Fair Value

Short-term equity investments consist of privately held mutual funds. All equity investments are reported at fair value, with unrealized gains and losses recorded within other income (expense), net in our consolidated statement of operations.

Derivatives

Designated Hedging Derivatives - Net Investment Hedge

Certain foreign currency forward contracts are designated as net investment hedges to mitigate foreign currency risks related to the Company’s investment in certain foreign subsidiaries. Changes in the fair value of the net investment hedge amounts that are included in the assessment of hedge effectiveness are recorded in other comprehensive income (loss) (“OCI”) with the foreign currency translation adjustment and the excluded components (e.g. forward points) from the assessment of hedge effectiveness are recognized in other income (expense) on a straight-line basis over the term of the derivative contract.

Non-Designated Hedging Derivatives - Other Derivatives

Other derivatives not designated as hedging instruments consist of foreign currency forward contracts that are used as an economic offset to foreign currency risks associated with the remeasurement of certain intercompany loans. Gains and losses on these contracts are recognized in other income (expense), net in our consolidated statement of operations.

Fair Value of Financial Instruments

Our financial assets consist of cash, cash equivalents, short-term and long-term investments, derivative instruments and accounts receivable, net. Cash equivalents, short-term and long-term investments and derivative instruments are reported at fair value while accounts receivable, net are stated at the net realizable amount, which approximates fair value.

Our financial liabilities consist of accounts payable and accrued liabilities, contingent consideration obligations, deferred acquisition consideration and debt. Accounts payable and accrued liabilities are stated at the invoiced or estimated payout amount, respectively, and approximate fair value. Contingent consideration obligations and deferred acquisition consideration, which are the result of business acquisitions, are reported at the estimated fair value. Our debt is recorded at the net carrying amount, which does not approximate fair value. However, the fair value of the debt is disclosed at each reporting period - refer to Note 10 - “Debt” for further discussion.

We estimate fair value as the exit price, which represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between knowledgeable and willing market participants.

The valuation techniques used to measure the fair value of the Company’s financial instruments were valued based on quoted market prices, model driven valuations using significant inputs derived from or corroborated by observable market data or other directly and indirectly inputs observable in the marketplace. We use a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Includes inputs, other than Level 1 inputs, that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs that are supported by little or no market activity.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the original invoiced amount less an allowance for credit losses. In evaluating our ability to collect outstanding receivable balances and related allowance for credit losses, we consider many factors, including the age of the balance, the customer’s payment history and current creditworthiness, as well as and current and forecasted economic conditions that may affect our customers’ ability to pay. Bad debts are written off after all collection efforts have been exhausted. We do not require collateral from our customers.

Property and Equipment, Net

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the lease term.

The estimated useful lives of our property and equipment are as follows:

Property and Equipment	Useful Life
Computer equipment	3 years
Software	2 to 3 years
Furniture and fixtures	2 years
Leasehold improvements	Shorter of useful life (generally up to 7 years) or remaining lease term

Business Combinations

In accounting for acquisitions through which a set of assets and activities are transferred to the Company, we perform an initial test to determine whether substantially all of the fair value of the gross assets transferred are concentrated in a single identifiable asset or a group of similar identifiable assets, such that the acquisition would not represent a business. If the initial test does not result in substantially all of the fair value concentrated in a single or group of similar assets, we then perform a second test to evaluate whether the assets and activities transferred include inputs and substantive processes that together, significantly contribute to the ability to create outputs, which would constitute a business. If the result of the second test indicates that the acquired assets and activities constitute a business, we account for the transaction as a business combination.

For our business combinations, we allocate the purchase consideration of the acquisition, which includes the estimated acquisition date fair value of contingent consideration (if applicable) and deferred purchase consideration (if applicable), to the tangible assets, liabilities and identifiable intangible assets acquired based on each of the estimated fair values at the acquisition date. The excess of the purchase consideration over the fair values is recorded as goodwill. Determining the fair value of such items requires judgment, including estimating future cash flows or the cost to recreate an acquired asset. If actual results are lower than initial estimates, we could be required to record impairment losses in the future. Acquired intangible assets with definite lives are amortized over their estimated useful lives generally on a straight-line basis, unless evidence indicates a more appropriate method. Intangible assets with indefinite lives are not amortized but rather tested for impairment annually, or more frequently if circumstances indicate an impairment may exist.

During the one-year period beginning with the acquisition date, we may record certain purchase accounting adjustments related to the fair value of assets acquired and liabilities assumed against goodwill. After the final determination of the fair value of assets acquired or liabilities assumed, any subsequent adjustments are recorded to our consolidated statements of operations. The fair value of contingent consideration liabilities assumed from an acquisition are remeasured each reporting period after the acquisition date and the changes in the estimated fair value, if any, is recorded within operating expenses in our consolidated statement of operations each reporting period. Acquisition-related expenses are expensed as incurred.

Game Software Development Costs

We review internal use software development costs associated with new games or updates to existing games on a quarterly basis to determine if the costs qualify for capitalization. Our studio teams follow an agile development process, whereas the preliminary project stage remains ongoing until just prior to worldwide launch, at which time final feature selection occurs. As such, the development costs are expensed as incurred to research and development in our consolidated statement of operations. We did not capitalize any software development costs during any of the years presented.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are evaluated annually for impairment, or more frequently if circumstances exist that indicate that impairment may exist. When conducting our annual goodwill impairment assessment, we perform a quantitative evaluation by comparing the estimated fair value of our single reporting unit, determined using the Company’s market capitalization as of the testing date, to its carrying value. For our annual goodwill impairment analysis performed in the fourth quarter of 2021, the result indicated that the estimated fair value of the reporting unit exceeded its carrying value. Accordingly, we concluded goodwill was not impaired.

At least annually, we test recoverability of indefinite-lived intangible assets using a qualitative approach that considers whether it is more likely than not that the fair value of the intangible asset exceeds its carrying value. If qualitative factors indicate that it is more likely than not that the indefinite-lived intangible asset is impaired, a quantitative analysis is performed and the amount of any impairment loss recorded, if any, is measured as the difference between the carrying value and the fair value of the impaired intangible asset. We concluded that indefinite-lived intangible assets were not impaired as of December 31, 2021.

Definite-Lived Intangible Assets

Definite-lived intangible assets consist of assets acquired from a prior business combination and are carried at historical cost less accumulated amortization. Amortization is generally recorded on a straight-lined basis, unless another method is deemed more appropriate, over the estimated useful lives of the assets, generally 12 to 96 months.

Impairment of Long-Lived Assets, Including Impairment Related to Real Estate Assets

Long-lived assets, including definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. When the projected undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts, the assets are adjusted to their estimated fair value and an impairment loss is recorded as a component of operating income.

Significant judgment is required to estimate the amount and timing of future cash flows and the relative risk of achieving those cash flows. Assumptions and estimates about future values and remaining useful lives are complex and often subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts.

Impairment losses could materially decrease our future net income and result in lower asset values on our balance sheet. During the year ended December 31, 2021, we recognized an impairment loss of $66.8 million related to our San Francisco Office Building right-of-use lease asset and related to property and equipment. There were no impairment losses recorded during the years ended December 31, 2020 or 2019.

Licenses and Royalties

We obtain licenses from third parties for use of their brands, properties and other licensed content in our games (e.g., Hit It Rich! Slots or Game of Thrones Slots Casino). Our licensing agreements typically include minimum guarantee royalty payments, which are due over the term of the agreement and are recoupable against future royalty obligations that would otherwise become payable. These advance payments are capitalized as prepaid royalties when paid and amortized once the licensed product is launched in our game. Amortization is recorded as cost of revenue and is calculated as (i) the contractual royalty rate based on actual net product sales as defined in the licensing agreement or (ii) the straight-line method over the remaining estimated useful life of the licensed product, whichever is greater.

Each quarter, we evaluate the recoverability of our prepaid royalties as well as any contractual commitments not yet paid to determine amounts that we deem unlikely to be recovered through product sales. To evaluate the future recoverability of prepaid royalties and guarantees, we consider the terms of the agreement, game development plans, forecasted and actual financial performance of the game as well as other qualitative factors, such as the success of similar games and similar genres published by the Company. To the extent that this evaluation indicates that the remaining prepaid and guaranteed royalty payments are not recoverable, the Company records an impairment loss in the period that impairment is indicated. Any impairment losses determined before the launch of a product are recorded as research and development, while any impairment losses determined post-launch are recorded as cost of revenue in our consolidated statement of operations.

Leases

Lessee Arrangements

We determine if an arrangement is a lease at contract inception. If there is an identified asset in the contract (either explicitly or implicitly) and we have control over its use, the contract is (or contains) a lease. In determining if there is an identified asset, we apply judgment in assessing whether the supplier has a substantive substitution right based on the supplier’s practical ability to substitute the asset and the economic benefit to do so. If it is determined that a substantive substitution right exists, the contract is not accounted for as a lease. With the respect to the servers utilized in certain of our hosting and data storage arrangements, the Company determined that a substantive substitution right existed given the location of the servers at the supplier’s premises, a lack of contractual restrictions preventing the supplier from substituting the servers throughout the period of use and the economic incentive for the supplier to substitute the servers as needed in order to efficiently handle varying levels of demand from its customers.

Our operating leases are primarily for office facilities. Certain leases include options to extend the lease for a set number of years or early terminate the lease prior to the contractually defined expiration date. We include such extension periods in the lease term only when it is reasonably certain that they will be exercised and include such periods beyond the early termination date when it is reasonably certain the early terminations will not be exercised. As of December 31, 2021 and 2020, the weighted-average remaining lease term for all of our operating leases was 8.7 years and 8.9 years, respectively.

We record right-of-use assets and current and non-current operating lease liabilities in our consolidated balance sheet for operating leases with lease terms greater than 12 months and do not to apply the balance sheet recognition requirements to leases with lease terms of 12 months or less (“short-term leases”). Additionally, we do not separate lease components from non-lease components and therefore allocate the entire consideration to the lease component(s).

Right-of-use assets represent our right to use an underlying asset during the lease term and operating lease liabilities represent our obligation to make lease payments. Right-of-use assets and operating lease liabilities are recognized at the lease commencement date based on the present value of the total required fixed payments over the lease term, with the right-of-use assets further adjusted for any payments made prior to lease commencement, lease incentives received and/or initial direct costs incurred. Certain lease arrangements also include variable payments for costs such as common-area maintenance, utilities, taxes or other operating costs, which are generally based on a percentage of actual expenses incurred or a fluctuating rate which is unknown at the inception of the contract. These variable lease payments are excluded from the measurement of the right-of-use assets and lease liabilities.

In determining the present value of lease payments, we discount future lease payments using our incremental borrowing rate since the implicit rate in our various leases is unknown. The incremental borrowing rate is determined at lease commencement for each individual lease and is based on a number of factors, including relevant observable debt transactions, the current economic environment, lease term and currency in which the lease is denominated. As of December 31, 2021 and 2020, the weighted-average incremental borrowing rate for our operating leases was 4.2%.

We recognize lease expense for operating leases and short-term leases on a straight-line basis over the lease term. Variable lease payments are recognized when the underlying uncertainty is resolved, which is generally when the obligation for those costs are incurred. Operating and variable leases expenses are presented as operating expenses in the consolidated statement of operations.

Lessor Arrangements

We do not separate lease components from non-lease components and therefore allocate the entire consideration in our contracts to the lease components. All of the lease and non-lease components qualify for accounting under ASC Topic 842 Leases.

Stock-Based Compensation Expense

We recognize stock-based compensation expense for restricted stock units (“RSUs”) based on grant date fair value on a straight-line basis over the requisite service period for the entire award.

We recognize stock-based compensation expense for performance-based RSUs (“Performance RSUs”) based upon the grant date fair value on an accelerated attribution method over the requisite service period of the award. At each reporting period, the amount of stock-based compensation is determined based on the probability of achievement of pre-established thresholds or milestones for each award and if necessary, a cumulative catch-up adjustment is recorded to reflect any revised estimates regarding the probability of achievement.

We recognize stock-based compensation expense for market-based RSUs (“Market RSUs”) based upon the grand date fair value on an accelerated attribution method over the requisite service period. The estimated grant date fair value is estimated using a Monte Carlo simulation that considers the probability of achievement of pre-established thresholds for each award. The significant assumptions generally used in estimating the grant date fair value of each award include expected volatility, a risk-free interest rate ranging and an expected dividend yield. The estimated grant date fair value is not subsequently revised to consider anticipated or actual achievement of the pre-established thresholds.

We estimate the fair value of stock options using the Black-Scholes option-pricing model. This model requires the use of the following assumptions: expected volatility of our Class A common stock, which is based on our own calculated historical rate; expected life of the option award, which we elected to calculate using the simplified method; expected dividend yield, which is 0%, as we have not paid and do not have any plans to pay dividends on our common stock; and the risk-free interest rate, which is based on the U.S. Treasury rate in effect at the time of grant with maturities commensurate to the stock option award’s expected life. If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation expense for future awards may differ materially compared to awards granted previously. We record stock-based compensation expense for stock options based on the grant date fair value on a straight-line basis over the requisite service period of the award.

Stock-based compensation expense is recorded net of forfeitures as they are occur.

Income Taxes

We account for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws at the end of the reporting period; the effect of future changes in tax laws or rates are not anticipated. If necessary, the measurement of deferred tax assets is reduced by the amount of any tax benefits that are not expected to be realized based on all available positive and negative evidence including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and results of recent operations. In evaluating the objective evidence that the results of recent operations provide, we generally consider the trailing three years of cumulative operating income (loss). The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses.

The Company accounts for Global Intangible Low-Taxed Income provisions as a component of tax expense in the period in which it is subject to the rules.

We account for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in the provision for income tax.

Foreign Currency Transactions

Generally, the functional currency of our international subsidiaries is the local currency that the international subsidiary operates in or the U.S. dollar. We translate the financial statements of these non-U.S. dollar functional subsidiaries to U.S. dollars using the prevailing balance sheet date exchange rate for assets and liabilities and average exchange rates during the period for revenue and costs and expenses. We record translation gains and losses in accumulated other comprehensive income (loss) as a component of stockholders’ equity.

We reflect foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to the functional currency, which includes gains and losses from the remeasurement of assets and liabilities, as a component of other income (expense), net. Foreign exchange transactions gains (losses) recorded as a component of other income (expense), net - excluding gains (losses) from non-designated hedging derivatives - totaled $(0.3) million, $(16.7) million and $0.8 million for the years ended December 31, 2021, 2020 and 2019.

Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially expose us to concentrations of credit risk, consist primarily of cash, cash equivalents, short and long-term investments and accounts receivable. The Company holds cash and cash equivalents at reputable financial institutions with what it considers to be high credit quality, and such amounts may at times exceed the federally insured limits. The Company’s investment policy limits the amount of credit exposure in its portfolio by imposing credit rating minimums and limiting purchases by security type and sector.

Accounts receivable are unsecured and represent amounts due to us based on contractual obligations where an executed contract or click-through agreement exists. Apple, Google and Facebook are significant distribution, marketing, promotion and payment platforms for our games. A significant portion of our 2021, 2020 and 2019 revenue was generated from players who accessed our games through these platforms or were served advertisements in our games on behalf of advertisers. As of December 31, 2021 and December 31, 2020, of our accounts receivable, net 31% and 35%, respectively, were amounts owed to us by Apple, 29% and 34%, respectively, were amounts owed to us by Google and 5% and 8%, respectively, were amounts owed to us by Facebook.

Advertising Expense

Costs for marketing and advertising our games are primarily expensed as incurred and are included in sales and marketing expense in our consolidated statement of operations. Such costs, primarily consisting of player acquisition costs, totaled $831.7 million, $583.1 million and $377.2 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Recent Accounting Pronouncements

Issued But Not Yet Adopted

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, “Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40)”, which simplifies the accounting for convertible instruments by reducing the number of accounting models and generally requiring that a convertible instrument be accounted for as a single liability measured at amortized cost, with no conversion feature separately recorded in equity. Similarly, no portion of issuance costs will be allocated to equity under the ASU. Further, the ASU amends the earnings per share guidance by requiring the diluted earnings per share calculation for convertible instruments to follow the if-converted method, with use of the treasury stock method no longer permitted. The ASU is effective for fiscal years beginning after December 15, 2021. The ASU allows either a modified retrospective method of transition or a fully retrospective method of transition, with any adjustments recognized as an adjustment to the opening balance of retained earnings.

The Company will adopt the ASU on January 1, 2022 using the modified retrospective method. As a result of the adoption, the Company expects to recognize a net increase to convertible senior notes, net of $196.7 million, primarily from the derecognition of the debt discount associated with the bifurcated equity component. The adoption adjustment represents a decrease to additional paid-in capital of $278.7 million from the derecognition of the bifurcated equity components and a net decrease to accumulated deficit of $82.0 million, primarily representing the cumulative interest expense previously recognized related to the accretion of the bifurcated conversion options. Further, in future periods of net income, the Company expects a dilutive impact to its reported diluted net income per share as a result of adoption, as the if-converted method requires the assumption the debt converts into equity at the beginning of the reporting period.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805) - Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which requires that an acquirer recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606, as if it had originated the contracts. Prior to this ASU, an acquirer generally recognizes contract assets acquired and contract liabilities assumed that arose from contracts with customers at fair value on the acquisition date. The ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The ASU is to be applied prospectively to business combinations occurring on or after the effective date of the amendment (or if adopted early as of an interim period, as of the beginning of the fiscal year that includes the interim period of early application). The Company is currently assessing this standard’s impact on its consolidated financial statements.

2. Revenue from Contracts with Customers

Disaggregation of Revenue

The following table presents our revenue disaggregated by platform (in millions):

	Year Ended December 31,
	2021	2020	2019
Online game:
Mobile	$2,175.8	$1,596.6	$981.2
Other(1)	73.4	70.6	66.1

Online game total	$2,249.2	$1,667.2	$1,047.3
Advertising and other:
Mobile	$543.1	$302.5	$266.5
Other(1)	8.2	5.1	7.9

Advertising and other total	$551.3	$307.6	$274.4

Total revenue	$2,800.5	$1,974.8	$1,321.7

(1)	Includes web revenue for online game and web advertising revenue and other revenue for advertising and other.

The following table presents our revenue disaggregated based on the geographic location of our payers (in millions):

	Year Ended December 31,
	2021	2020	2019
United States	$1,700.6	$1,211.7	$826.6
All other countries(1)	1,099.9	763.1	495.1

Total revenue	$2,800.5	$1,974.8	$1,321.7

(1)	No foreign country exceeded 10% of our total revenue for any periods presented.

The estimated weighted average playing period of payers was ten months for the years ended December 31, 2021 and 2020 and nine months for the year ended December 31, 2019.

During the year ended December 31, 2021, we deferred $5.9 million of online game revenue until the first quarter of 2022, due to changes in our estimated average playing period of payers that required adjusting the recognition period of deferred revenue generated. This change did not impact our reported earnings per share.

During the year ended December 31, 2020, we recognized $2.0 million of online game revenue and income from operations from games that have been discontinued as there is no further performance obligation and we recognized $1.6 million of online game revenue and income from operations from changes in our estimated average playing period of payers that required adjusting the recognition period of deferred revenue generated in prior periods. These changes had a cumulative $0.01 per share benefit to our reported loss per share in the year ended December 31, 2020.

During the year ended December 31, 2019, there was no significant impact from discontinued games or changes in our estimated average playing period of payers that required adjusting the recognition period of deferred revenue generated in prior periods.

Contract Balances

We receive payments from our customers based on the payment terms established in our contracts. Payments for online game revenue are required at time of purchase, are non-refundable and relate to non-cancellable contracts that specify our performance obligations. Such payments are initially recorded to deferred revenue and are recognized into revenue as we satisfy our performance obligations. Further, payments made by our players are collected by payment processors and remitted to us generally within 45 days of invoicing. Our right to the payments collected on our behalf is unconditional and therefore recorded as accounts receivable, net of the associated payment processing fees.

Payments for advertising arrangements, including advertising transactions through our demand side and supply side software platform, are due based on the contractually stated payment terms. The contract terms generally require payment within 30 to 60 days subsequent to the end of the month. Our right to payment from the customer is unconditional and therefore recorded as accounts receivable. Payments due to publishers are recorded as other current liabilities.

During the year ended December 31, 2021, we recognized all of the revenue that was included in the $747.7 million current deferred revenue balance as of December 31, 2020.

The increase in accounts receivable, net during the year ended December 31, 2021 was primarily driven by sales on account during the period exceeding cash collections of current and previously due amounts, which includes contributions from Chartboost and StarLark, which were acquired in August 2021 and October 2021, respectively. The increase in deferred revenue during the year ended December 31, 2021 was primarily driven by the sale of virtual items during the period exceeding revenue recognized from the satisfaction of our performance obligations, which includes contribution from StarLark.

Unsatisfied Performance Obligations

Substantially all of our unsatisfied performance obligations relate to contracts with an original expected length of one year or less.

3. Financial Instruments

Debt Securities

The following tables summarize the amortized cost, gross unrealized gains and losses and fair value of our short-term and long-term debt securities as of December 31, 2021 and 2020 (in millions):

	December 31, 2021
		Gross	Gross
	Amortized	Unrealized	Unrealized	Aggregate
	Cost	Gains	Losses	Fair Value
Short-term debt securities:
Corporate debt securities	$112.0	$—	$—	$112.0
Foreign certificates of deposit and time deposits	11.3	—	—	11.3

Total	$123.3	$—	$—	$123.3

	December 31, 2020
		Gross	Gross
	Amortized	Unrealized	Unrealized	Aggregate
	Cost	Gains	Losses	Fair Value
Short-term debt securities:
Corporate debt securities	$152.7	$0.1	$—	$152.8
Foreign certificates of deposit and time deposits	6.5	—	—	6.5

Total	$159.2	$0.1	$—	$159.3

Long-term debt securities:
Corporate debt securities	$2.0	$—	$—	$2.0

Total	$2.0	$—	$—	$2.0

Equity Securities

During the years ended December 31, 2021, 2020 and 2019, we recognized unrealized gains totaling $0.2 million, $0.3 million and $0.1 million, respectively, as a component of other income (expense), net in our consolidated statement of operations associated with our mutual fund equity investments.

Derivatives

Beginning in July 2021, we entered into derivative instruments to manage certain of our foreign exchange risks. We use foreign currency contracts to reduce the risk that our cash flows, earnings and investment in foreign subsidiaries will be adversely affected by foreign currency exchange rate fluctuations. The Company records all derivatives net, as either other current assets or liabilities, at fair value.

The following table summarizes the notional amounts of our outstanding derivative instruments (in millions):

December 31, 2021
Designated Hedging Derivatives:
Foreign exchange contracts
Net investment hedge	$202.5
Non-Designated Hedging Derivatives:
Foreign exchange contracts	$238.0

The following table shows the gains and losses on designated hedging derivatives recognized in OCI (in millions):

Gains (Losses) Recognized in OCI
Twelve Months Ended December 31,
2021
Net Investment Hedging Derivatives:
Foreign exchange contracts
Amount included in the assessment of effectiveness	$9.3

The following table shows the effect of derivative instruments recorded in other income (expense), net in our consolidated statements of operations (in millions):

Gains (Losses) Recognized in Other Income (Expense)
Twelve Months Ended December 31,
2021
Net Investment Hedging Derivatives:
Foreign exchange contracts
Amount excluded from the assessment of effectiveness	$0.5
Non-Designated Hedging Derivatives:
Foreign exchange contracts	$(14.4)

4. Fair Value Measurements

The composition of our financial assets and liabilities as of December 31, 2021 and 2020 among the three levels of the fair value hierarchy are as follows (in millions):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$117.7	$—	$—	$117.7
Foreign certificates of deposit and time deposits	—	216.4	—	216.4
Short-term investments:
Corporate debt securities	—	112.0	—	112.0
Foreign certificates of deposit and time deposits	—	11.3	—	11.3
Mutual funds	—	45.7	—	45.7
Derivative assets:
Designated hedging derivatives - foreign exchange contracts(1)	—	9.3	—	9.3

Total financial assets	$117.7	$394.7	$—	$512.4

Liabilities:
Derivative liabilities:
Non-designated hedging derivatives - foreign exchange contracts(1)	$—	$2.3	$—	$2.3
Contingent consideration	—	—	257.6	257.6

Total financial liabilities	$—	$2.3	$257.6	$259.9

(1)	Designated hedging derivatives are presented net of the non-designated hedging derivatives within other current assets in the Company’s consolidated balance sheet

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$611.1	$—	$—	$611.1
Corporate debt securities	—	313.0	—	313.0
Foreign certificates of deposit and time deposits	—	85.6	—	85.6
Short-term investments:
Corporate debt securities	—	152.8	—	152.8
Foreign certificates of deposit and time deposits	—	6.5	—	6.5
Mutual funds	—	49.1	—	49.1
Long-term investments:
Corporate debt securities	—	2.0	—	2.0

Total financial assets	$611.1	$609.0	$—	$1,220.1

Liabilities:
Contingent consideration	$—	$—	$463.1	$463.1

Total financial liabilities	$—	$—	$463.1	$463.1

The following table presents the activity for the year ended December 31, 2021 related to our Level 3 liabilities (in millions):

Level 3 Liabilities:	Total
Contingent consideration obligation - December 31, 2020	$463.1
Additions	14.9
Fair value adjustments	78.8
Payments	(239.6)
Rollic contingency resolution	(59.6)

Contingent consideration obligation - December 31, 2021	$257.6

In July 2021, the Company settled the final contingent consideration obligation for $75.0 million related to its acquisition of Gram Games in the second quarter of 2018. For the years ended December 31, 2021, 2020 and 2019, we recognized $0.9 million, $64.3 million and $57.6 million, respectively, of expense within research and development expenses in our consolidated statement of operations related to the Gram Games contingent consideration.

As of December 31, 2021, our contingent consideration obligations relate to the additional consideration payable in connection with our acquisitions of Small Giant in the first quarter of 2019 and Rollic in the fourth quarter of 2020, as well as Rollic’s acquisitions of Creasaur Teknoloji Ticaret Anonim Şirketi (“Creasaur”), Zero Sum Teknoloji Yazılım ve Pazarlama Anonim Şirketi (“Zero Sum”) and Forgerhero Yazilm Ticaret Limited Sirketi (“Forgerhero”; collectively, the “Rollic studio acquisitions”), in October 2021 (Creasaur and Zero Sum) and November 2021 (Forgerhero).

Under the original terms of the Small Giant acquisition, contingent consideration may be payable based on the achievement of certain future profitability metrics during each annual period following the acquisition date for a total of three years, with no maximum limit as to the contingent consideration achievable. Under the original terms of the Rollic acquisition, contingent consideration may be payable based on the achievement of certain future bookings and profitability metrics during each annual period following the respective acquisition date for a total of three years, with no maximum limit as to the contingent consideration achievable. For these acquisitions, we estimated the acquisition date fair value of the contingent consideration obligations using a Monte Carlo simulation.

The significant unobservable inputs used in estimating these acquisition date fair value measurements were each entity’s projected performance, a risk-adjusted discount rate and performance volatility similar to industry peers. In the first quarter of 2021, the Company executed an amendment to the Share Purchase Agreement with the former owners of Small Giant to exclude the direct profitability (which includes marketing expenses) of Puzzle Combat, which launched globally in April 2021, from the remaining performance period.

The estimated fair value of the Small Giant contingent consideration obligation decreased from $409.3 million as of December 31, 2020 to $242.3 million as of December 31, 2021. The decrease was driven by a $239.6 million payment in the first quarter of 2021 to the former owners of Small Giant for its performance during the second contingent consideration period, partially offset by the increased probability of achievement and stronger than expected performance during the remaining performance period, which ended on December 31, 2021. For the years ended December 31, 2021, 2020 and 2019, we recognized $72.6 million, $288.9 million and $144.0 million, respectively, of expense within research and development expenses in our consolidated statements of operations. The Company expects to make the final contingent consideration payment to the former owners of Small Giant in the first quarter of 2022.

With respect to the remaining Rollic contingent consideration obligation, the Company executed an amendment to the Share Purchase Agreement with the former owners of Rollic in the second quarter of 2021 to accelerate the Company’s acquisition of the remaining 20% ownership in Rollic and to set the total contingent consideration payment at $60.0 million (the “Rollic Amendment”). In July 2021, the Company acquired the remaining 20% ownership and paid $20.0 million to the former owners of Rollic, with the remaining $40.0 million to be paid in the first quarter 2022. At the date of the Rollic Amendment, the Company measured the remaining final obligation by calculating the present value of the final payments using a discount rate of 1.3%, commensurate with the remaining term. The Company accretes the obligation up to its final amount using the effective interest method.

The estimated value of the Rollic contingent consideration obligation decreased from $53.8 million as of December 31, 2020 to $39.9 million as of December 31, 2021. For each of the years ended December 31, 2021 and 2020, we recognized $6.1 million of expense within research and development expenses in our consolidated statement of operations related to the Rollic contingent consideration.

Under the terms of the Rollic studio acquisitions, contingent consideration may be payable based on the achievement of certain future bookings metrics during each annual period following each individual acquisition’s respective acquisition date for a total of three years, with no maximum limit as to the contingent consideration achievable. For these acquisitions, we estimated the acquisition date fair value of the contingent consideration obligations using a discounted cash flow model. The significant unobservable inputs used in estimating these acquisition date fair value measurements were each entity’s projected performance and a risk-adjusted discount rate.

We estimate the fair value of the Rollic studio acquisitions contingent consideration liabilities at each subsequent reporting period using a discounted cash flow model. The table below outlines the significant unobservable inputs used in estimating the fair value as of December 31, 2021, weighted by the relative fair value of each annual period’s obligation to the total obligation (in millions, except percentages):

	December 31, 2021
	Range	Weighted Average
Annual bookings	$33.8 - $54.1	$44.6
Discount rates	14.0% - 14.0%	14.0%

Changes in the projected performance of the acquired studios could result in a higher or lower contingent consideration obligation in the future.

The estimated fair value of the Rollic studio acquisitions contingent consideration obligations increased from $14.9 million as of their respective acquisition dates to $15.3 million as of December 31, 2021. The increases were driven by the increased probability of achievement during the remaining performance periods. For the year ended December 31, 2021, we recognized $0.4 million of expense within research and development expenses in our consolidated statements of operations related to the Rollic studio acquisitions.

5. Property and Equipment, Net

During the third quarter of 2021, the Company recognized an impairment loss related to its leasehold improvements, computer equipment and furniture and fixtures in the amounts of $7.5 million, $0.7 million and $0.7 million, respectively. Following the impairment, the adjusted carrying amount of the impacted assets represent their new cost basis. Refer to Note 6 - “Leases” for further background on the impairment loss.

Property and equipment, net consist of the following (in millions):

	December 31,	December 31,
	2021	2020
Computer equipment	$34.1	$30.4
Software	36.4	35.1
Furniture and fixtures	8.0	10.6
Leasehold improvements	23.1	30.8

Total property and equipment, gross	$101.6	$106.9
Less: Accumulated depreciation	(71.3)	(67.6)

Total property and equipment, net	$30.3	$39.3

The following represents our property and equipment, net by location (in millions):

	December 31,	December 31,
	2021	2020
United States	$12.2	$23.4
Turkey	8.7	7.7
India	3.8	4.3
United Kingdom	3.1	3.0
All other countries(1)	2.5	0.9

Total property and equipment, net	$30.3	$39.3

(1)	No other foreign country exceeded 10% of our total property and equipment, net for any periods presented.

On July 1, 2019, the Company sold its owned office building located in San Francisco, California, including related land and all preexisting leases between the Company and third-party tenants of the building, to a third-party buyer for net proceeds of approximately $580.5 million (the “Building Sale”). In connection with the Building Sale, the Company de-recognized the related land, building and building improvements and all lessor related assets and liabilities, which resulted in a net gain of $314.2 million within other income (expense), net in our consolidated statement of operations during the year ended December 31, 2019.

6. Leases

In August 2021, in consideration of the changing nature of the Company’s need for office space for its workforce, the Company’s Board of Directors approved a plan to sublease the Company’s current 185,000 square foot San Francisco, California office space (the “San Francisco Office Building”), as the Company transitions to a hybrid in-office and remote employee work environment. As a result of the Board of Directors’ decision and the accumulation of other factors, the Company recognized a $66.8 million impairment loss during the third quarter of 2021. The impairment loss recorded included $57.9 million related to the San Francisco Office Building right-of-use lease asset and $8.9 million related to property and equipment, net associated with the San Francisco Office Building (collectively, the “San Francisco Office Asset Group”).

The fair value of the San Francisco Office Asset Group was estimated using a risk-adjusted, discounted cash flow model with Level 3 inputs. The significant assumptions used in estimating the fair value included the projected sublease income over the remaining lease term, expected downtime prior to the commencement of future subleases, expected rent concessions offered to future tenants and discount rates that reflected the level of risk associated with these future cash flows.

In the second quarter of 2021, the Company executed a lease for office space of approximately 62,000 square feet in San Mateo, California (the “San Mateo Office Building”) over an approximate 11-year lease term (the “Office Lease Agreement”), with annual lease expense of approximately $3.0 million beginning in June 2021. The Office Lease Agreement provides the Company two separate options to extend the lease for five years each (for a total of an additional 10 years). At lease inception, the Company determined it was not reasonably certain to exercise any of the options to extend.

The components of lease expense were as follows (in millions):

	Year Ended December 31,
	2021	2020	2019
Operating lease expense	$23.0	$22.1	$15.1
Variable lease expense	8.2	7.9	4.6

Total lease expense(1)	$31.2	$30.0	$19.7

(1)	The expense associated with short-term leases with a lease term greater than one month was not material for the years ended December 31, 2021, 2020 and 2019.

Supplemental cash and noncash information related to operating leases, excluding any transition adjustments, was as follows (in millions):

	Year Ended December 31,
	2021	2020	2019
Fixed operating lease payments	$25.4	$22.9	$16.7
Right-of-use assets obtained in exchange for operating lease liabilities (noncash)	29.4	11.5	138.9

As of December 31, 2021, future lease payments related to our operating leases were as follows (in millions):

Year ending December 31:	Operating Leases
2022	$14.4
2023	23.3
2024	21.3
2025	17.4
2026	17.6
Thereafter	89.7

Total lease payments	183.7
Less: Imputed interest	(33.2)

Total lease liability balance	$150.5

We do not have any leases that have not yet commenced that create significant rights and obligations as of December 31, 2021.

7. Acquisitions

Acquisitions of Creasaur, Zero Sum and Forgerhero

On October 26, October 27 and November 4, 2021, the Company’s subsidiary, Rollic executed a series of unrelated acquisitions to acquire 90% of all issued and outstanding share capital of Creasaur, Zero Sum and Forgerhero, respectively, in order to optimize its published game cost structure, for total combined purchase consideration of $12.5 million. All three acquired entities are Turkey-based and develop hyper-casual mobile games. The remaining

10% ownership in each acquired entity will be acquired ratably for potential additional consideration payable annually based upon the achievement of specified bookings metrics by each entity, during each of the three years following each respective acquisition date. The equity rights and privileges of the remaining shareholders lack the traditional rights and privileges associated with equity ownership and accordingly, each transaction was accounted for as if the Company acquired 100% of each entity on the acquisition date. Any future payments associated with our required acquisition of the remaining 10% of each entity represent a contingent consideration obligation. The Company records changes in the fair value of the contingent consideration obligations within our consolidated statement of operations in each subsequent reporting period after the acquisition dates as they occur (see Note 4 - “Fair Value Measurements” for further discussion on this estimate).

On the respective acquisition dates, Rollic paid a combined total of $12.5 million to the former owners of the acquired entities, of which $1.4 million settled pre-acquisition advanced profit share payments made to each entity under their pre-existing profit sharing arrangements with Rollic. Additionally, the total purchase consideration for the acquisition of Zero Sum included $0.6 million of deferred cash consideration (the “Zero Sum Deferred Cash Consideration”).

The following table summarizes the combined acquisition date fair value of the assets, including intangible assets, liabilities assumed and related goodwill acquired from all three acquired entities (in millions):

Combined Estimated Purchase Price Allocation
Cash	$0.7
Other current assets	0.2
Intangible assets:
Developed technology, useful life of 1 year	3.8
Goodwill	23.7
Property and equipment	0.1

Total assets acquired	28.5

Other current liabilities	(0.2)
Deferred tax liabilities, net	(0.9)

Total liabilities	(1.1)

Total purchase consideration	$27.4

Contingent consideration payable	(14.9)

Total cash consideration(1)	$12.5

(1)	The amount shown represents the total cash paid at closing for each respective acquisition, including the Zero Sum Deferred Cash Consideration.

Certain amounts noted above are preliminary and subject to change during the respective measurement period (up to one year from the acquisition date) as we obtain additional information for the preliminary fair value estimates of the assets acquired and liabilities assumed. The primary preliminary estimates that are not yet finalized relate to certain tangible assets and liabilities assumed, identifiable intangible assets, income and non-income based taxes, contingent consideration payable and residual goodwill.

Goodwill, which is deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

Acquisition of Beijing StarLark Technology Co., Ltd. (“StarLark”) and Lvy Technology Limited (“Lvy”)

On October 5, 2021 (the “StarLark Closing Date”), the Company acquired Lvy and StarLark, Chinese joint-stock companies, as well as the Golf Rival mobile game franchise and related other games as well as certain other specified assets and liabilities (collectively, the “StarLark Acquisition”) in a series of related closings, to expand our live services portfolio and new game pipeline, in exchange for total consideration of $461.7 million. The total purchase consideration included $276.0 million in cash, $40.0 million of cash that was deposited into an escrow account for a period of 15 months as security for certain indemnification obligations of the sellers and the issuance of 20,009,528 shares of Zynga’s Class A Common Stock, valued at $145.7 million on the StarLark Closing Date. Pursuant to the StarLark Agreement, on the StarLark Closing Date, the Company acquired Lvy and StarLark, with StarLark becoming a direct, wholly-owned subsidiary of Lvy and Lvy becoming a direct, wholly-owned subsidiary of Zynga.

In connection with the transaction, the Company also executed noncompetition agreements with certain sellers and retained StarLark employees for terms ranging from one to three years following the acquisition date. However, the acquisition date estimated fair value of the noncompetition agreements was not material.

The following table summarizes the acquisition date fair value of the assets, including intangible assets, liabilities assumed and related goodwill acquired through the StarLark Acquisition (in millions):

Estimated Purchase Price Allocation
Cash	$1.2
Intangible assets:
Developed technology, useful life of 4 years	126.0
Trade names, useful life of 6 years	33.0
Goodwill	301.3
Right-of-use assets	0.5
Other non-current assets	0.1

Total assets acquired	462.1

Operating lease liabilities	(0.3)
Non-current operating lease liabilities	(0.1)

Total liabilities	(0.4)

Total purchase consideration	$461.7

Fair value of Class A Zynga Common Stock issued(1)	(145.7)

Total cash consideration, including cash held in escrow	$316.0

(1)

The fair value of the Zynga’s Class A Common Stock is estimated based on the total shares issued of 20,009,528 and the closing stock price of Zynga’s Common A stock on October 5, 2021 of $7.28 per share.

Certain amounts noted above are preliminary and subject to change during the respective measurement period (up to one year from the acquisition date) as we obtain additional information for the preliminary fair value estimates of the assets acquired and liabilities assumed. The primary preliminary estimates that are not yet finalized relate to certain tangible assets and liabilities assumed, identifiable intangible assets, income and non-income based taxes and residual goodwill.

The fair value of the intangible assets was determined using a risk-adjusted, discounted cash flow model. The weighted-average amortization period of the acquired intangible assets was 4.4 years at acquisition.

Goodwill, which is non-deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

The results of operations from StarLark have been included in our consolidated statement of operations since the date of acquisition. Transaction costs incurred by the Company in connection with the StarLark Acquisition include professional fees and totaled $2.4 million during the year ended December 31, 2021 and were recorded within general and administrative expenses, in our consolidated statements of operations.

Acquisition of Chartboost, Inc. (“Chartboost”)

On August 4, 2021, the Company acquired 100% of all issued and outstanding share capital of Chartboost, to acquire Chartboost’s mobile programmatic advertising and monetization platform and enhance Zynga’s user acquisition and advertising capabilities, for total consideration of $234.6 million. The total purchase consideration included $204.9 million in cash, $25.0 million of cash that was deposited into an escrow account for a period of 15 months as security for certain indemnification obligations of the former Chartboost securityholders (the “Chartboost Escrow Consideration”) and Zynga’s replacement of unvested Chartboost stock options (the “Zynga Replacement Stock Options”). The Zynga Replacement Stock Options allow the option holders to purchase up to 1,012,388 shares of Zynga’s Class A common stock, of which $2.2 million of the total acquisition date fair value was allocated to the purchase consideration. Additionally, the total purchase consideration included $2.5 million of deferred cash consideration (the “Chartboost Deferred Cash Consideration”).

In connection with the transaction, the Chartboost employees were awarded cash bonuses totaling $19.3 million, inclusive of payroll-related taxes. These employee bonuses were determined to primarily benefit the combined Zynga and Chartboost entity and were recognized by the Company separate from the business combination. One of the Chartboost employee bonuses included a two-year post-acquisition service period and is recognized as expense on a straight-line basis over the two-year period following the acquisition date. The remaining Chartboost employee bonuses were expensed immediately following the acquisition as there were no post-acquisition retention periods. The Chartboost employee bonuses are recognized as a component of research and development, sales and marketing or general and administrative expenses in our consolidated statements of operations based upon the respective employee’s job responsibilities.

The following table summarizes the acquisition date fair value of the assets, including intangible assets, liabilities assumed and related goodwill acquired from Chartboost (in millions):

Estimated Purchase Price Allocation
Cash	$12.2
Restricted cash	0.4
Accounts receivable	19.4
Prepaid expenses	0.6
Other current assets	2.6
Intangible assets:
Developed technology, useful life of 5 years	99.8
Trade names, useful life of 8 years	12.8
Customer relationships, useful life of 4 years	2.7
Goodwill	131.2
Property and equipment	0.2
Right-of-use assets	0.5
Other non-current assets	0.1

Total assets acquired	282.5
Accounts payable	(1.4)
Income taxes payable	(0.1)
Operating lease liabilities	(0.4)
Other current liabilities	(31.0)
Deferred tax liabilities, net	(14.4)
Non-current operating lease liabilities	(0.1)
Other non-current liabilities	(0.5)

Total liabilities	(47.9)

Total purchase price consideration	$234.6

Fair value of Zynga Replacement Stock Options allocated to purchase consideration (1)	(2.2)

Total cash consideration (2)	$232.4

(1)

The fair value of the Zynga Replacement Stock Options allocated to purchase consideration was determined by calculating the acquisition-date fair value of the replaced unvested Chartboost stock options, multiplied by the ratio of the pre-combination service period to the total service period for the Zynga Replacement Stock Option. The fair value of the unvested Chartboost stock options was estimated using the Black-Scholes option-pricing model. The fair value of the Zynga Replacement Stock Options, less the value allocated to the purchase consideration, represents post-combination stock-based compensation expense. Refer to Note 12 - “Stockholders’ Equity” for further discussion.

(2)	The amount shown represents the cash paid at closing (which includes the Chartboost Escrow Consideration), as well the Chartboost Deferred Cash Consideration.

Certain amounts noted above are preliminary and subject to change during the respective measurement period (up to one year from the acquisition date) as we obtain additional information for the preliminary fair value estimates of the assets acquired and liabilities assumed. The primary preliminary estimates that are not yet finalized relate to certain tangible assets and liabilities assumed, identifiable intangible assets, income and non-income based taxes and residual goodwill.

The fair value of the intangible assets was determined using a risk-adjusted, discounted cash flow model. The weighted-average amortization period of the acquired intangible assets was 5.3 years at acquisition.

Goodwill, which is non-deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

The results of operations from Chartboost have been included in our consolidated statement of operations since the date of acquisition. Transaction costs incurred by the Company in connection with the Chartboost acquisition include professional fees and Chartboost employee bonuses. Transaction costs incurred during the year ended December 31, 2021, were $15.8 million, of which $5.4 million, $2.8 million and $7.6 million were recorded within research and development, sales and marketing and general and administrative expenses, respectively, in our consolidated statements of operations.

Acquisition of Uncosoft Yazılım Anonim Şirketi (“Uncosoft”)

On April 21, 2021, the Company’s subsidiary, Rollic, acquired 100% of all issued and outstanding share capital of Uncosoft, a Turkey joint stock company, in order to optimize its published game cost structure, for total purchase consideration of $10.5 million. On the acquisition date, Rollic paid a total of $12.5 million to the former owners of Uncosoft, of which $2.0 million settled a pre-acquisition contractual obligation for amounts owed to Uncosoft under Rollic and Uncosoft’s pre-existing profit sharing arrangement.

The following table summarizes the acquisition date fair value of the assets, including intangible assets, and related goodwill acquired from Uncosoft (in millions):

Estimated Purchase Price Allocation
Cash	$0.1
Intangible assets:
Developed technology, useful life of 1 year	1.8
Goodwill	9.0

Total assets acquired	10.9
Deferred tax liabilities	(0.4)

Total liabilities	(0.4)

Total cash consideration	$10.5

Goodwill, which is deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

Acquisition of Echtra Games, Inc.

On March 2, 2021, the Company acquired 100% of all issued and outstanding share capital of Echtra Games, Inc. (“Echtra”), to expand our cross-platform game development tools, technologies and experience, for total purchase consideration of $21.1 million. The total purchase consideration included $19.6 million in cash and $1.5 million of unrestricted cash that was retained for a period of 12 months as security for general representations and warranties (the “Holdback Consideration”).

The following table summarizes the acquisition date fair value of the assets, including intangible assets, and related goodwill acquired from Echtra (in millions):

Estimated Purchase Price Allocation
Prepaid expenses	$0.1
Intangible assets:
Developed technology, useful life of 10 years	10.7
Goodwill	10.3

Total assets acquired	21.1

Total cash consideration, including Holdback Consideration	$21.1

The fair value of the developed technology intangible asset was determined using a cost to recreate approach. Goodwill, which is deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

Rollic Acquisition

On October 1, 2020, the Company acquired 80% of all issued and outstanding share capital of Rollic, a Turkey joint stock company, to expand our live services portfolio and new game pipeline, for total purchase consideration of $228.2 million. At the acquisition date, the remaining 20% was to be acquired ratably for potential additional consideration payable annually based upon the achievement of specified bookings and profitability metrics by Rollic during each of the three years following the acquisition date. The equity rights and privileges of the remaining Rollic shareholders lacked the traditional rights and privileges associated with equity ownership and accordingly, the transaction was accounted for as if the Company acquired 100% of Rollic on the acquisition date. Any future payments associated with our required acquisition of the remaining 20% represent a contingent consideration obligation.

The total purchase consideration included $164.5 million in cash, $16.0 million of cash that was deposited into an escrow account for a period of 18 months as security for general representations and warranties and contingent consideration valued at of $47.7 million at the acquisition date. The Company records changes in the fair value of the contingent consideration within our consolidated statement of operations in each subsequent reporting period after the acquisition date as they occur (see Note 4 - “Fair Value Measurements” for further discussion on this estimate).

In connection with the transaction, the Company also executed noncompetition agreements with certain members of Rollic’s management for terms ranging from two to four years following the acquisition date. However, the acquisition date estimated fair value of the noncompetition agreements was not material.

The following table summarizes the acquisition date fair value of the assets, including intangible assets, liabilities assumed and related goodwill acquired from Rollic (in millions):

Estimated Purchase Price Allocation
Cash	$13.5
Accounts receivable	15.7
Prepaid expenses	2.5
Other current assets	1.9
Intangible assets:
Developed technology, weighted average useful life of 6 years	38.5
Third-party developer relationships, useful life of 4 years	42.0
Trade name, useful life of 7 years	22.0
Goodwill	131.5
Property and equipment	0.3
Right-of-use assets	0.1

Total assets acquired	268.0

Accounts payable	(9.1)
Income taxes payable	(1.9)
Operating lease liabilities	(0.1)
Other current liabilities	(7.9)
Deferred tax liabilities, net	(20.8)

Total liabilities	(39.8)

Total purchase price consideration	$228.2

Non-current contingent consideration payable	(47.7)

Total cash consideration, including cash held in escrow	$180.5

The fair value of the acquired intangible assets were determined using risk-adjusted, discounted cash flow models. The weighted-average amortization period of the acquired intangible assets was 5.6 years at acquisition.

Goodwill, which is non-deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

The results of operations from Rollic have been included in our consolidated statement of operations since the date of acquisition.

Peak Acquisition

On July 1, 2020 (the “Peak Closing Date”), we acquired 100% of all issued and outstanding share capital of Peak, a Turkey joint stock company, to expand our live services portfolio and new game pipeline, for total purchase consideration of $2.1 billion. The total purchase consideration included $802.3 million in cash, $120.0 million of cash that was deposited into an escrow account for a period of 18 months as security for general representations and warranties (the “Peak Escrow Consideration”) and 116,564,861 shares of Zynga’s Class A Common Stock valued at $1.1 billion at the acquisition date. Additionally, the total purchase consideration included the acquisition date fair value of $30.9 million of cash that was retained by the Company for a period of 66 months following the Peak Closing Date as security for tax-related indemnification obligations from the prior owners of Peak (the “Peak Deferred Consideration”). The present value of the Peak Deferred Consideration was estimated at $23.8 million on the acquisition date.

In connection with the transaction, the Company also executed noncompetition agreements with certain members of Peak’s management for a term of five years following the acquisition date. However, the acquisition date estimated fair value of the noncompetition agreements was not material.

The following table summarizes the acquisition date fair value of the assets, including intangible assets, liabilities assumed and related goodwill acquired from Peak (in millions):

Estimated Purchase Price Allocation
Cash	$10.8
Accounts receivable	64.3
Prepaid expenses	1.7
Other current assets	12.6
Intangible assets:
Developed technology, useful life of 5 years	495.0
Trade names, useful life of 7 years	115.0
Domain names, weighted average useful life of 14 years	4.6
Goodwill	1,513.7
Property and equipment	6.8
Right-of-use assets	9.7
Other non-current assets	0.5

Total assets acquired	2,234.7

Accounts payable	(14.2)
Operating lease liabilities	(2.2)
Other current liabilities	(16.7)
Deferred tax liabilities, net	(108.4)
Non-current operating lease liabilities	(7.5)
Other non-current liabilities	(1.9)

Total liabilities	(150.9)

Total purchase price consideration	$2,083.8

Fair value of Zynga common stock issued(1)	(1,137.7)

Total cash consideration, including cash held in escrow(2)	$946.1

(1)

The fair value of the Class A Zynga Common Stock is estimated based on the total shares issued of 116,564,861 and the closing stock price of Class A Zynga Common Stock on July 1, 2020 of $9.76 per share.

(2)

The amount shown represents the cash paid at closing (which includes the Peak Escrow Consideration) as well as present value of the Peak Deferred Consideration, which was estimated as $23.8 million at the acquisition date using a discount rate commensurate with the term of the Deferred Consideration of 4.9%.

The fair value of the acquired intangible assets were determined using risk-adjusted, discounted cash flow models. The weighted-average amortization period of the acquired intangible assets was 5.4 years at acquisition.

Goodwill, which is non-deductible for tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition.

The results of operations from Peak have been included in our consolidated statement of operations since the date of acquisition.

8. Goodwill and Intangible Assets, Net

The following table presents the changes to goodwill from December 31, 2019 to December 31, 2021 (in millions):

Goodwill
Balance as of December 31, 2019(1)	$1,460.9
Additions	1,645.2
Foreign currency translation adjustments(2)	54.7

Balance as of December 31, 2020(1)	$3,160.8
Additions	475.5
Foreign currency translation adjustments(2)	(35.2)

Balance as of December 31, 2021(1)	$3,601.1

(1)	There are no accumulated impairment losses at the beginning or end of any period presented.
(2)

The change is primarily related to translation adjustments on goodwill associated with the acquisitions of Small Giant and NaturalMotion, which have functional currencies denominated in the Euro and British Pound, respectively.

The details of our acquisition-related intangible assets as of December 31, 2021 and 2020 are as follows (in millions):

	December 31, 2021
	Gross Carrying	Accumulated	Net Book
	Value	Amortization	Value
Developed technology	$1,206.2	$(525.3)	$680.9
Trademarks, branding and domain names	251.8	(63.5)	188.3
Developer and customer relationships	44.7	(13.4)	31.3

Total	$1,502.7	$(602.2)	$900.5

	December 31, 2020
	Gross Carrying	Accumulated	Net Book
	Value	Amortization	Value
Developed technology	$972.2	$(346.5)	$625.7
Trademarks, branding and domain names	208.5	(35.5)	173.0
Third-party developer relationships	42.0	(2.6)	39.4
Noncompetition agreements	8.4	(8.4)	—

Total	$1,231.1	$(393.0)	$838.1

Our trademarks, branding and domain names intangible assets include $6.1 million of indefinite-lived intangible assets as of December 31, 2021 and December 31, 2020. The remaining assets were, and continue to be, amortized on a straight-line basis. Amortization expense related to intangible assets for the year ended December 31, 2021, 2020 and 2019 was $225.2 million, $130.0 million and $67.0 million, respectively.

As of December 31, 2021, the weighted-average remaining useful lives of our acquired intangible assets are 3.6 years for developed technology, 5.6 years for trademarks, branding, and domain names, 2.8 years for developer and customer relationships and 4.0 years in total, for all acquired intangible assets.

As of December 31, 2021, future amortization expense related to our intangible assets is expected to be recognized as follows (in millions):

Year ending December 31:
2022	$253.9
2023	235.7
2024	198.8
2025	131.8
2026	44.6
Thereafter	29.6

Total	$894.4

9. Income Taxes

Income (loss) before income taxes consists of the following for the periods shown below (in millions):

	Year Ended December 31,
	2021	2020	2019
United States	$(267.7)	$(443.5)	$155.9
International	259.5	38.1	(108.6)

Total	$(8.2)	$(405.4)	$47.3

The provision for (benefit from) income taxes consists of the following for the periods shown below (in millions):

	Year Ended December 31,
	2021	2020	2019
Current tax expense (benefit):
Federal	$11.6	$9.0	$11.6
State	0.4	2.5	5.4
Foreign	131.9	52.2	7.7

Total current tax expense (benefit)	$143.9	$63.7	$24.7
Deferred tax expense (benefit):
Federal	$(6.4)	$4.5	$0.1
State	2.1	2.3	0.5
Foreign	(43.6)	(46.5)	(19.9)

Total deferred tax expense (benefit)	$(47.9)	$(39.7)	$(19.3)

Provision for (benefit from) income taxes	$96.0	$24.0	$5.4

On June 7, 2019, the U.S. Court of Appeals for the Ninth Circuit (“Ninth Circuit”) issued an opinion in Altera Corp v. Commissioner (the “Altera matter”), reversing a prior 2015 U.S. Tax Court decision. Specifically, the Ninth Circuit ruled in favor of the Commissioner, validating U.S. Treasury regulations that require parties to a qualified cost-sharing arrangement to include stock-based compensation in the cost pool. On June 22, 2020, the U.S. Supreme Court denied hearing a petition to review the Ninth Circuit’s ruling. The Company is not a named party in the Altera matter, but as a result of the ruling, Zynga’s prior tax position of not including stock-based compensation expenses in its cost share with its affiliates was revised. This resulted in the recognition of a one-time current federal and state tax expense totaling $9.4 million, which was recognized as a provision for income taxes during the year ended December 31, 2020. The full tax liability associated with the Altera matter was partially offset by the use of deferred tax credit carryforward assets, which equally reduced the Company’s valuation allowance against its deferred tax assets.

The reconciliation of federal statutory income tax provision (benefit) to our effective income tax provision is as follows (in millions):

	Year Ended December 31,
	2021	2020	2019
Expected provision for (benefit from) income taxes at U.S. federal statutory rate(1)	$(1.7)	$(85.1)	$9.9
Income (loss) taxed at foreign rates	37.7	(0.6)	10.3
Change in valuation allowance	32.3	20.7	(56.2)
Contingent consideration	16.7	75.4	42.3
Base Erosion and Anti-Abuse Tax (“BEAT”) obligation	10.0	1.8	—
Officer’s compensation limitation	8.9	8.5	5.2
State income taxes, net of federal benefit	2.5	4.7	4.7
Acquisition costs	2.1	2.1	1.2
Tax reserve for uncertain tax positions	—	8.7	3.2
Stock-based compensation	(14.0)	(11.0)	(15.7)
Other	1.5	(1.2)	0.5

Actual provision for (benefit from) income taxes	$96.0	$24.0	$5.4

(1)	For the purpose of the reconciliation above, the U.S. federal statutory rate was 21% for all years presented.

We have not provided U.S. income taxes or foreign withholding taxes on the undistributed earnings of our profitable foreign subsidiaries as of December 31, 2021 because we intend to permanently reinvest such earnings in foreign operations. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability may be reduced by any foreign income taxes previously paid on these earnings. As of December 31, 2021 and 2020, the cumulative amount of earnings upon which income taxes have not been provided is approximately $386.3 million and $139.1 million, respectively.

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to be reversed. Our deferred tax assets and liabilities are as follows (in millions):

	December 31,	December 31,
	2021	2020
Deferred tax assets:
Tax credit carryforwards	$103.1	$92.8
Net operating loss carryforwards	76.0	46.2
Deferred revenue	57.1	42.9
Acquired intangible assets	42.3	40.7
Operating lease liabilities	38.0	33.9
Accrued expenses	16.9	20.3
Stock-based compensation	14.1	14.6
Interest expense limitation	11.3	—
Other accrued compensation	7.5	7.8
State taxes	2.1	1.6
Charitable contributions	1.3	0.8
Other	4.1	4.4

Total deferred tax assets	$373.8	$306.0
Less: Valuation allowance	(235.8)	(187.8)

Deferred tax assets, net of valuation allowance	$138.0	$118.2

Deferred tax liabilities:
Acquired intangible assets	$(150.5)	$(160.2)
Convertible debt	(27.6)	(33.4)
Goodwill	(24.0)	(13.9)
Right-of-use assets	(21.9)	(32.9)
Other	(5.2)	(2.7)

Total deferred tax liabilities	$(229.2)	$(243.1)

Net deferred taxes	$(91.2)	$(124.9)

In the third quarter of 2020, we completed an intra-entity transfer of certain intellectual property rights back to the U.S. in order to better align their ownership with how our business currently and is expected to operate. The transaction did not result in additional income tax expense or benefit during the year ended December 31, 2020. However, as a result of the transaction, we recognized a deferred tax asset of $26.1 million, that was equally offset by a valuation allowance.

Due to our history of net operating losses, we believe it is more likely than not that certain federal, state and foreign deferred tax assets will not be realized in future periods as of December 31, 2021. The increase in the valuation allowance during the year ended December 31, 2021 is primarily related to U.S. federal and state net operating losses generated.

Net operating loss and tax credit carryforwards as of December 31, 2021 are as follows (in millions):

	Amount	Expiration Years
Net operating losses, federal	$232.3	2027 - indefinite
Net operating losses, state	32.6	2025 - 2042
Tax credits, federal	91.6	2031 - 2041
Tax credits, state	104.0	2026 - indefinite

The federal and state net operating loss carryforwards and tax credits are subject to various annual limitations under Section 382 and 383, respectively, of the Internal Revenue Code and similar state provisions.

The following table reflects changes in the gross unrecognized tax benefits (in millions):

Gross Unrecognized Tax Benefits
Gross balance as of December 31, 2018	$164.0
Additions based on tax positions related to 2019	5.8
Additions for tax positions of prior years	1.9
Decreases related to expiration of prior year tax positions	(0.3)

Gross balance as of December 31, 2019	$171.4

Additions based on tax positions related to 2020	4.8
Additions for tax positions of prior years	(28.0)
Decreases related to expiration of prior year tax positions	(1.8)

Gross balance as of December 31, 2020	$146.4

Additions based on tax positions related to 2021	4.0
Decreases related to expiration of prior year tax positions	(3.7)

Gross balance as of December 31, 2021	$146.7

We classify uncertain tax positions as non-current unrecognized tax liabilities unless expected to be paid within one year or otherwise directly related to an existing deferred tax asset, in which case the uncertain tax position is recorded as an offset to the asset on the consolidated balance sheet. As of December 31, 2021, $126.6 million of our gross unrecognized tax benefits were recorded as a reduction of the related deferred tax assets and the remaining $20.1 million of our gross unrecognized tax benefits were recorded as non-current liabilities in our consolidated balance sheets.

If the balance of gross unrecognized tax benefits of $146.7 million as of December 31, 2021 was realized, this would have resulted in a tax benefit of $20.1 million within our provision for income taxes at such time. If the balance of gross unrecognized tax benefits of $146.4 million as of December 31, 2020 was realized, this would have resulted in a tax benefit of $23.4 million within our provision of income taxes at such time.

During all years presented, we recognized interest and penalties related to unrecognized tax benefits within the provision for income taxes on the consolidated statements of operations. The amount of interest and penalties recorded to the consolidated statements of operations during 2021, 2020 and 2019, was $0.6 million, $0.3 million and $0.2 million, respectively, and the amount of interest and penalties accrued as of December 31, 2021 and 2020 was $1.9 million and $1.4 million, respectively.

We file income tax returns in the U.S. federal jurisdiction, many U.S. state jurisdictions and certain foreign jurisdictions. The material jurisdictions in which we are subject to potential examination include the U.S., United Kingdom, Ireland, Finland and Turkey. We are subject to examination in these jurisdictions for all years since our inception in 2007. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years which have been carried forward and may be audited in subsequent years when utilized. The timing of the resolution, settlement and closure of any income tax audits is highly uncertain, and we are unable to estimate the full range of possible adjustments to the balance of gross unrecognized tax benefits. It is possible that the balance of gross unrecognized tax benefits could significantly change in the next 12 months.

10. Debt

Convertible Senior Notes

On December 17, 2020, we issued $874.5 million aggregate principal amount of 0% Convertible Senior Notes due 2026 (the “2026 Notes”) including the initial purchasers’ full exercise of their option to purchase an additional $112.5 million principal amount of the 2026 Notes, in a private placement to qualified institutional buyers in an offering exempt from registration under the Securities Act of 1933. The net proceeds from the issuance of the 2026 Notes was $856.8 million after deducting transaction costs.

On June 14, 2019, we issued $690.0 million aggregate principal amount of 0.25% Convertible Senior Notes due 2024 (the “2024 Notes”), including the initial purchasers’ full exercise of their option to purchase an additional $90.0 million principal amount of the 2024 Notes, in a private placement to qualified institutional buyers in an offering exempt from registration under the Securities Act of 1933. The net proceeds from the issuance of the 2024 Notes was $672.2 million after deducting transaction costs.

The 2026 Notes and 2024 Notes are each governed by an indenture between us, as the issuer, and Wells Fargo Bank, National Association, as trustee. The 2026 Notes and 2024 Notes are senior unsecured obligations and rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to such notes; equal in right of payment to all of our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our current or future subsidiaries (including trade payables). The indentures governing the 2026 Notes and 2024 Notes, as applicable, do not contain any financial covenants.

The 2026 Notes and 2024 Notes mature on December 15, 2026 and June 1, 2024, respectively, unless earlier converted, redeemed or repurchased in accordance with their terms respectively prior to the maturity date. The 2026 Notes do not bear regular interest, and the principal amount does not accrete, while interest is payable semiannually on the 2024 Notes in arrears on June 1 and December 1 of each year.

The 2026 Notes have an initial conversion rate of 76.5404 shares of our Class A common stock per $1,000 principal amount of 2026 Notes, which is equal to an initial conversion price of approximately $13.07 per share of our Class A common stock, subject to adjustment if certain events occur. The 2024 Notes have an initial conversion rate of 120.3695 shares of our Class A common stock per $1,000 principal amount of 2024 Notes, which is equal to an initial conversion price of approximately $8.31 per share of our Class A common stock, subject to adjustment if certain events occur. Following certain corporate events that occur prior to the maturity date or following our issuance of a notice of redemption, we will increase the conversion rate for a holder who elects to convert its 2026 Notes or 2024 Notes in connection with such corporate event or during the related redemption period in certain circumstances. Additionally, upon the occurrence of a corporate event that constitutes a “fundamental change” per the indentures, holders of the 2026 Notes and 2024 Notes may require us to repurchase for cash all or a portion of their respective 2026 Notes or 2024 Notes at a purchase price equal to 100% of the principal amount of the 2026 Notes and 2024 Notes plus accrued and unpaid interest.

Prior to the close of business on the business day immediately preceding September 15, 2026 with respect to the 2026 Notes and March 1, 2024 with respect to the 2024 Notes, the 2026 Notes and 2024 Notes will be convertible only under the following circumstances:

•

during any calendar quarter, if the last reported sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the applicable series of the 2026 Notes or 2024 Notes on each applicable trading day;

•

during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of each applicable series of the 2026 Notes or 2024 Notes for such trading day was less than 98% of the product of the last reported sale price of our Class A common stock and the conversion rate of each applicable series of the 2026 Notes or 2024 Notes on each such trading day;

•	if we call the 2026 Notes or 2024 Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events described in the respective indentures.

On or after the dates specified above, holders of the 2026 Notes and 2024 Notes may convert all or any portion of their 2026 Notes and 2024 Notes regardless of the foregoing conditions. Upon any conversion, holders will receive cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, at our election.

The Company may not redeem the 2026 Notes or 2024 Notes prior to December 20, 2023 and June 5, 2022, respectively. On or after those respective dates, the Company may redeem for cash all or any portion of the applicable series of the 2026 Notes or 2024 Notes, at its option, if the last reported sale price of our Class A common stock has been at least 130% of the conversion price of the applicable series of the 2026 Notes or 2024 Notes for at least 20 trading days during any 30 consecutive trading-day period ending on and including the trading day immediately preceding the date when the Company provides a notice of redemption at a redemption price equal to 100% of the principal amount of the applicable series of the 2026 Notes or 2024 Notes to be redeemed, plus any accrued and unpaid interest or special interest, as applicable.

As of December 31, 2021, the conditions allowing holders of the 2026 Notes or 2024 Notes to convert their respective series of the 2026 Notes and 2024 Notes have not been met and therefore both the 2026 Notes and 2024 Notes are not yet convertible.

We separately accounted for the liability and equity components of the 2026 Notes and 2024 Notes. We determined the initial carrying amount of the $707.4 million liability component of the 2026 Notes by calculating the present value of the cash flows using an effective interest rate of 3.5%. We determined the initial carrying amount of the $572.0 million liability component of the 2024 Notes by calculating the present value of the cash flows using an effective interest rate of 4.1%. The effective interest rates were determined based on non-convertible debt offerings, of similar sizes and terms, by companies with similar credit ratings and other observable market data (Level 2 inputs).

The amount of the equity component, representing the conversion option, was $167.1 million for the 2026 Notes and $118.0 million for the 2024 Notes and was calculated by deducting the initial carrying value of the liability component from the principal amount of the 2026 Notes and 2024 Notes, respectively. This difference represents a debt discount that is amortized to interest expense over the 6-year and 5-year contractual periods of the 2026 Notes and 2024 Notes, respectively, using the effective interest rate method. The equity components are not subsequently remeasured as long as they continue to meet the conditions for equity classification.

We allocated transaction costs related to the issuance of the respective series of the 2026 Notes and 2024 Notes to the liability and equity components using the same proportions as the initial carrying value of the respective series of the 2026 Notes and 2024 Notes. The respective transaction costs are then amortized to interest expense using the effective interest method over the terms of the respective series of 2026 Notes and 2024 Notes. Transaction costs initially attributable to the liability component of the 2026 Notes and 2024 Notes were $14.3 million and $14.8 million, respectively, while transaction costs attributable to the equity component of the 2026 Notes and 2024 Notes were $3.4 million and $3.1 million, respectively. The transaction costs attributable to the equity component are accounted for consistently with the equity component of the 2026 Notes and 2024 Notes.

The net carrying amount of the liability and equity components of the 2026 Notes and 2024 Notes as of December 31, 2021 were as follows (in millions):

	2024 Notes	2026 Notes	Total
Liability component:
Principal	$690.0	$874.5	$1,564.5
Unamortized debt discount	(60.5)	(140.6)	(201.1)
Unamortized transaction costs	(7.6)	(12.0)	(19.6)

Net carrying amount	$621.9	$721.9	$1,343.8

Equity component, net of transaction costs	$114.9	$163.7	$278.6

The net carrying amount of the liability and equity components of the 2026 Notes and 2024 Notes as of December 31, 2020 were as follows (in millions):

	2024 Notes	2026 Notes	Total
Liability component:
Principal	$690.0	$874.5	$1,564.5
Unamortized debt discount	(83.8)	(166.1)	(249.9)
Unamortized transaction costs	(10.5)	(14.2)	(24.7)

Net carrying amount	$595.7	$694.2	$1,289.9

Equity component, net of transaction costs	$114.9	$163.7	$278.6

Interest expense recognized related to the 2026 Notes and 2024 Notes was as follows (in millions):

	Year Ended December 31,
	2021	2020	2019
Contractual interest expense	$1.7	$1.7	$0.9
Amortization of debt discount	48.7	23.5	11.8
Amortization of transaction costs	5.2	2.9	1.5

Total	$55.6	$28.1	$14.2

As of December 31, 2021, the estimated fair value of the 2026 Notes and 2024 Notes was $807.3 million and $745.6 million, respectively. We estimated the fair value based on the quoted market prices in an inactive market on the last trading day of the reporting period, which are considered Level 2 inputs.

Capped Call Transactions

In connection with the offering of the 2026 Notes and 2024 Notes, the Company entered into privately negotiated capped call options with certain counterparties (the “2026 Capped Calls” and “2024 Capped Calls”, respectively). The 2026 Capped Calls have an initial strike price of approximately $13.07 per share, subject to certain adjustments, which corresponds to the initial conversion price of the 2026 Notes and an initial cap price of $17.42 per share, subject to certain adjustments. The 2026 Capped Calls are intended to reduce the potential economic dilution of approximately 66.9 million shares to our Class A common stock upon any conversion of the 2026 Notes and/or offset any cash payments we make in excess of the principal amount of converted notes with such reduction and/or offset, as the case may be, subject to a maximum based on the cap price. The cost of $63.0 million incurred in connection with the 2026 Capped Calls was recorded as a reduction to additional paid-in capital.

The 2024 Capped Calls have an initial strike price of approximately $8.31 per share, subject to certain adjustments, which corresponds to the initial conversion price of the 2024 Notes and an initial cap price of $12.54 per share, subject to certain adjustments. The 2024 Capped Calls are intended to reduce the potential economic dilution of approximately 83.1 million shares to our Class A common stock upon any conversion of the 2024 Notes and/or offset any cash payments we make in excess of the principal amount of converted notes with such reduction and/or offset, as the case may be, subject to a maximum based on the cap price. The cost of $73.8 million incurred in connection with the 2024 Capped Calls was recorded as a reduction to additional paid-in capital.

As both the 2026 Capped Calls and 2024 Capped Calls are considered indexed to our own stock and are equity classified, therefore they are recorded in stockholders’ equity and are not accounted for as derivatives.

Convertible Senior Notes and Capped Call Transactions - Impact on Earnings per Share

The Company computes the potentially dilutive impact of the shares of Class A common stock related to the 2026 Notes and 2024 Notes using the treasury stock method, as we intend and have the ability to settle the principal amount of the 2026 Notes and 2024 Notes in cash upon conversion. However, the 66.9 million shares initially underlying the conversion option of the 2026 Notes and the 83.1 million shares initially underlying the conversion option of the 2024 Notes do not have an impact on our diluted earnings per share unless the average market price of our Class A common stock exceeds the respective conversion price of the 2026 Notes and 2024 Notes during a period of net income.

The 2026 Capped Calls and 2024 Capped Calls are excluded from the calculation of diluted earnings per share, as they would be antidilutive under the treasury stock method.

Credit Facility

In December 2020, the Company entered into a credit agreement (the “2020 Credit Agreement”) with certain financial institutions that provides for a three-year revolving credit facility in an aggregate principal amount of up to $425.0 million and is secured by a blanket lien on the Company’s assets. The Company may borrow, repay and re-borrow funds under the 2020 Credit Agreement until December 31, 2023, at which time the 2020 Credit Agreement will terminate, and all outstanding revolving loans, together with all accrued and unpaid interest, must be repaid. The Company may use the proceeds of future borrowings under the 2020 Credit Agreement for general corporate purposes.

Under the 2020 Credit Agreement, at the Company’s option, revolving loans accrue interest at a per annum rate based on either (i) the base rate plus a margin ranging from 0.50% to 1.00%, determined based on the Company’s consolidated leverage ratio for the four most recent fiscal quarters (the “Consolidated Leverage Ratio”) or (ii) the LIBOR rate (for interest periods of one, two, three or six months) plus a margin ranging from 1.50% to 2.00%, determined based on the Company’s Consolidated Leverage Ratio. The base rate is defined as the highest of (i) the federal funds rate, plus 0.50%, (ii) Bank of America, N.A.’s prime rate and (iii) the LIBOR rate for a one-month interest period plus 1.00%. The Company is also obligated to pay an ongoing commitment fee on undrawn amounts at a rate ranging from 0.25% to 0.35%, determined based on the Company’s Consolidated Leverage Ratio.

As of December 31, 2021, we had no amounts outstanding under the 2020 Credit Agreement.

Upon execution of the 2020 Credit Agreement, debt issuance costs of $1.4 million were capitalized and are amortized on a straight-line basis over the three-year term of the Credit Agreement, with the expense recorded to interest expense in our consolidated statement of operations.

11. Other Current and Non-Current Liabilities

Other current liabilities consist of the following (in millions):

	December 31,	December 31,
	2021	2020
Contingent consideration obligation	$286.7	$323.6
Accrued payable from acquisitions	161.0	—
Accrued accounts payable	81.1	58.1
Accrued compensation liability	61.9	61.7
Value-added taxes payable	7.3	6.4
Other current liabilities	52.4	12.6

Total other current liabilities	$650.4	$462.4

Our accrued compensation liability represents employee bonus and other payroll withholding expenses, while other current liabilities include various expenses that we accrue for sales and other taxes, customer deposits, accrued vendor expenses and deferred consideration payable from acquisitions.

Other non-current liabilities consist of the following (in millions):

	December 31,	December 31,
	2021	2020
Accrued payable from acquisitions	$40.0	$136.0
Deferred consideration payable	26.0	24.4
Uncertain tax positions, including interest and penalties	22.0	24.8
Contingent consideration obligation	10.8	213.6
Other non-current liabilities	13.5	2.3

Total other non-current liabilities	$112.3	$401.1

12. Stockholders’ Equity and Other Employee Benefits

Common Stock

Our three classes of common stock are Class A, Class B and Class C common stock. On May 2, 2018, our founder, Mark Pincus, elected to convert certain outstanding shares of Class B common stock and all outstanding shares of Class C common stock controlled by Mr. Pincus and an affiliated investment entity into an equivalent number of shares of Class A common stock. As a result of Mr. Pincus’ conversion, the remaining shares of Class B common stock represented less than 10% of the total voting power of all Zynga stockholders and, accordingly, each remaining outstanding share of Class B common stock automatically converted into one share of Class A common stock. Each Zynga stockholder now has one vote per share on all matters subject to stockholder vote. Following the conversion, no shares of Class B or Class C common stock are outstanding.

The following are the rights and privileges of our classes of common stock:

Dividends. The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts which our Board of Directors may determine.

Voting Rights. Holders of our Class A common stock are entitled to one vote per share.

Liquidation. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock.

Preemptive or Similar Rights. None of our common stock is entitled to preemptive rights or subject to redemption.

Conversion. Our Class A common stock is not convertible into any other shares of our capital stock. The Class B and Class C common stock converted into Class A common stock may not be reissued.

Stock Repurchases

In April 2018, a share repurchase program was authorized for up to $200.0 million of our outstanding Class A common stock (the “2018 Share Repurchase Program”). The timing and amount of any stock repurchase will be determined based on market conditions, share price and other factors. The program does not require us to repurchase any specific number of shares of our Class A common stock and may be modified, suspended or terminated at any time without notice. The 2018 Share Repurchase Program is authorized to remain in effect until April 2022 and will be funded from existing cash on hand or other sources of funding as the Company may determine to be appropriate.

Share repurchases under these authorizations may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, purchases through 10b5-1 plans or by any combination of such methods.

As of December 31, 2021, we had $173.8 million remaining under the 2018 Share Repurchase Program. The 2018 Share Repurchase Program is authorized to remain in effect until April 2022.

All of our previous stock repurchases were made through open market purchases under Rule 10b5-1 plans and subsequently retired.

Equity Incentive Plans and Stock-Based Compensation Expense

In 2007, we adopted the 2007 Equity Incentive Plan (the “2007 Plan”) for the purpose of granting stock options and RSUs to employees, directors and non-employees. Concurrent with the effectiveness of our initial public offering on December 15, 2011, we adopted the 2011 Equity Incentive Plan (the “2011 Plan”), and all remaining common shares reserved for future grant or issuance under the 2007 Plan were added to the 2011 Plan. The 2011 Plan was adopted for purposes of granting stock options and RSUs to employees, directors and non-employees. The number of shares of our Class A common stock reserved for future issuance under our 2011 Plan automatically increased on January 1 of each year, beginning on January 1, 2012, and continued through January 1, 2021, by 4% of the total number of shares of our capital stock outstanding as of December 31 of the preceding calendar year or such lesser number of shares that may be determined by the Company’s Board of Directors.

We recorded stock-based compensation expense related to grants of employee stock options, RSUs and performance and market-based awards in our consolidated statements of operations as follows (in millions):

	Year Ended December 31,
	2021	2020	2019
Cost of revenue	$2.8	$2.0	$1.5
Research and development	110.7	73.4	47.0
Sales and marketing	17.8	14.7	11.3
General and administrative	35.9	32.5	21.7

Total stock-based compensation expense	$167.2	$122.6	$81.5

Stock Option Activity

All stock options granted under the 2011 Plan generally vest over four to five years, with 25% to 20% vesting after one year and the remainder vesting monthly thereafter over 36 to 48 months, respectively. The stock options have a contract term of 10 years and the related expense is determined using the Black-Scholes option pricing model on the date of grant.

The following table shows stock option activity for the year ended December 31, 2021 (in millions, except weighted-average exercise price and weighted-average contractual term):

	Outstanding Options
	Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value of Stock Options Outstanding	Weighted- Average Contractual Term (in years)
Balance as of December 31, 2020	30.1	$3.46	$193.1	6.43
Granted	1.0	2.93
Forfeited, expired and cancelled	(0.4)	5.27
Exercised	(8.0)	3.01

Balance as of December 31, 2021	22.7	$3.56	$64.9	5.71

As of December 31, 2021
Exercisable options	18.9	$3.30	$58.5	5.23
Vested and expected to vest	22.7	$3.56	$64.9	5.71

The following table presents the weighted-average grant date fair value and related assumptions used to estimate the fair value of our stock options:

	Year Ended December 31,
	2021	2020	2019
Expected term, in years	6	6	6
Risk-free interest rates	0.7%	0.8%	2.5%
Expected volatility	34%	36%	43%
Dividend yield	—	—	—
Weighted-average estimated fair value of stock options granted(1)	$7.21	$2.35	$2.41

(1)	Of the total the weighted-average estimated fair value of the Zynga Replacement Stock options, $5.10 was allocated to the post-combination value.

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2021, 2020 and 2019 was $65.3 million, $12.4 million and $44.9 million, respectively. The total grant date fair value of options that vested during the year ended December 31, 2021, 2020 and 2019 was $11.9 million, $13.1 million and $9.5 million, respectively.

As of December 31, 2021, total unrecognized stock-based compensation expense of $8.9 million related to unvested stock options is expected to be recognized over a weighted-average recognition period of approximately 1.6 years.

RSU Activity

RSUs are granted to eligible employees under the 2011 Plan. In general, RSU awards vest in annual or quarterly installments over a period of four years, are subject to the employee’s continuing service to us and do not have an expiration date. The cost of RSUs is determined using the fair value of our common stock on the date of grant.

The following table shows a summary of RSU activity for the year ended December 31, 2021, which includes performance and market-based awards (in millions, except weighted-average grant date fair value):

	Outstanding RSUs
		Weighted-
		Average Grant Date	Aggregate Intrinsic
		Fair Value	Value of
	Shares	(per share)	Unvested RSUs
Unvested as of December 31, 2020	64.5	$7.43	$636.0
Granted	27.7	9.51
Vested	(21.8)	6.51
Forfeited	(8.0)	7.36

Unvested as of December 31, 2021	62.4	$8.68	$399.4

As of December 31, 2021, total unamortized stock-based compensation expense relating to RSUs amounted to $491.6 million over a weighted-average recognition period of approximately 3.3 years.

Performance RSUs

On March 15, 2021, the Company granted performance-based awards to certain executives (the “2021 Performance RSUs”). The number of shares earned ranged from 0% to 150% of the 1.2 million target number of shares granted, depending on an adjusted operating cash flow metric for the year ended December 31, 2021 relative to pre-established thresholds. Based on actual performance for the year ended December 31, 2021, shares were earned at 100% achievement, with 25% vesting on the one year anniversary of the March 15, 2021 grant date and the remaining quarterly thereafter, subject to continued service by the employees.

Outside of the 2021 Performance RSUs, certain employees are eligible to receive Performance RSUs, which are subject to performance and time-based vesting requirements. The target number of shares of the Performance RSUs are adjusted based on our business performance measured against the performance goals approved by the Compensation Committee at the date of employment with the Company. Generally, if the performance criteria are satisfied, 25% of the award will vest immediately or soon after with the remaining vesting ratably for each quarter or six month periods thereafter.

During the years ended December 31, 2021, 2020 and 2019, we recorded $6.2 million, $2.8 million and $1.2 million, respectively, of stock-based compensation expense related to Performance RSUs.

Market RSUs

On March 15, 2020, the Company granted Market RSUs to certain executive officers, with two separate prescribed measurement periods. Both prescribed measurement periods began on the grant date, with the first prescribed measurement period ending on December 31, 2021 (the “Two-Year Market RSUs”) and the second period ending on December 31, 2022 (the “Three-Year Market RSUs”). The number of RSUs earned (if any) will range from 0% to 150% of the target number of shares, depending on actual achievement of specific tiers for Zynga’s total shareholder return (“TSR”) relative to the TSR of companies comprising the S&P MidCap 400 Index over the prescribed measurement periods. If Zynga’s TSR is negative during any measurement period, the number of RSUs earned is capped at 100% of the target number of shares for that prescribed measurement period. Based on actual performance, no shares were earned related to the Two-Year Market RSUs.

Any shares earned related to the Three-Year Market RSUs will vest in three equal annual increments, beginning on March 15 of the year following the conclusion of each prescribed measurement period, subject to continued service by the executives. The target number of shares totaled 2.2 million each for the Two-Year Market RSUs and the Three-Year Market RSUs, for a total of 4.4 million target shares.

The estimated per share grant date fair value of the Two-Year Market RSUs and Three-Year Market RSUs was $7.37 and $7.41, respectively. The significant assumptions used in estimating the grant date fair value of each award included an expected volatility of 27%, a risk-free interest rate ranging from 0.5% to 0.6% and an expected dividend yield of zero. During the years ended December 31, 2021 and 2020, we recorded $6.6 million and $8.0 million of stock-based compensation expense related to the Market RSUs, respectively.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan (“2011 ESPP”), was approved by our Board of Directors in September 2011 and by our stockholders in November 2011 and amended in August 2012. The number of shares of our Class A common stock reserved for future issuance under our 2011 ESPP automatically increased on January 1 of each year, beginning on January 1, 2012, and continuing through January 1, 2021, by the lesser of 2% of the total number of shares of our capital stock outstanding as of December 31 of the preceding calendar year, 25,000,000 shares or the number of shares that may be determined by the Company’s Board of Directors.

Our 2011 ESPP permits participants to purchase shares of our Class A common stock through payroll deductions up to 15% of their earnings, subject to a maximum of 5,000 shares available for purchase on any purchase date. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first day of an offering or on the date of purchase. The ESPP offers two purchase dates within each annual period, resulting in a six-month and twelve-month look-back. Additionally, the ESPP contains an automatic reset feature after the first six months of each annual period, such that if the fair market value of our Class A common stock has decreased from the original offering date, the offering will automatically terminate and all participants will be re-enrolled in the new, lower-priced offering. Participants may end their participation at any time during an offering and will be refunded their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment.

As of December 31, 2021, there were $5.2 million of employee contributions withheld by the Company. During the year ended December 31, 2021, 2020 and 2019, the Company recognized $6.1 million, $3.6 million and $3.4 million of stock-based compensation expense related to the 2011 ESPP.

Employee Savings Plan

We have a defined contribution plan, which is qualified under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 70% of their eligible compensation, or the statutory limit, whichever is lower. In 2021, 2020 and 2019, we contributed one dollar for each dollar a participant contributed, with a maximum contribution of 3% of each employee’s eligible compensation, subject to a maximum total contribution mandated by the IRS. The total expense for this savings plan was $8.2 million, $6.5 million and $5.8 million in the year ended December 31, 2021, 2020 and 2019, respectively.

Common Stock Reserved for Future Issuance

As of December 31, 2021, we had reserved shares of common stock for future issuance as follows (in millions):

December 31, 2021
Stock options outstanding	22.7
RSUs outstanding	62.4
2011 Equity Incentive Plan	166.0
2011 Employee Stock Purchase Plan	159.8

Total	410.9

13. Accumulated Other Comprehensive Income (Loss)

The following table shows a summary of changes in accumulated other comprehensive income (loss) by component from December 31, 2019 to December 31, 2021 (in millions):

	Foreign Currency Translation	Unrealized Gains (Losses) on Available- For-Sale Marketable Debt Securities	Total
Balance as of December 31, 2019	$(126.1)	$0.2	$(125.9)

Other comprehensive income (loss) before reclassifications	75.3	(0.1)	75.2
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive income (loss), net of tax	75.3	(0.1)	75.2

Balance as of December 31, 2020	$(50.8)	$0.1	$(50.7)

Other comprehensive income (loss) before reclassifications	(56.3)	(0.1)	(56.4)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net other comprehensive income (loss), net of tax	(56.3)	(0.1)	(56.4)

Balance as of December 31, 2021	$(107.1)	$—	$(107.1)

14. Net Income (Loss) Per Share of Common Stock

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding, including potential dilutive securities. In computing diluted net income (loss) per share, net income (loss) attributable to common shareholders is re-allocated to reflect the potential impact of dilutive securities, including stock options, unvested RSUs, unvested performance and market-based RSUs, ESPP withholdings and convertible debt instruments. For periods in which we have generated a net loss or there is no income attributable to common stockholders, we do not include dilutive securities in our calculation of diluted net income (loss) per share, as the impact of these awards is anti-dilutive.

The following tables set forth the computation of basic and diluted net income (loss) per share of common stock (in millions, except per share data):

	Year Ended December 31,
	2021	2020	2019
	Class A	Class A	Class A
Basic
Net income (loss) attributable to common stockholders	$(104.2)	$(429.4)	$41.9
Weighted-average common shares outstanding	1,099.1	1,016.8	938.7

Net income (loss) per share attributable to common stockholders	$(0.09)	$(0.42)	$0.04

Diluted
Net income (loss) attributable to common stockholders - basic	$(104.2)	$(429.4)	$41.9
Weighted-average common shares outstanding - basic	1,099.1	1,016.8	938.7
Weighted-average effect of dilutive securities:
Stock options and employee stock purchase plan	—	—	13.0
RSUs	—	—	22.3

Weighted-average common shares outstanding - diluted	1,099.1	1,016.8	974.0

Net income (loss) per share attributable to common stockholders - diluted	$(0.09)	$(0.42)	$0.04

The following weighted-average employee equity awards and convertible debt instruments were excluded from the calculation of diluted net income (loss) per share because their effect would have been anti-dilutive for the periods presented (in millions):

	Year Ended December 31,
	2021	2020	2019
Stock options and employee stock purchase plan	28.8	31.3	3.7
RSUs (including performance and market-based awards)	64.9	56.6	0.6
Convertible senior notes	8.2	—	—

Total	101.9	87.9	4.3

15. Commitments and Contingencies

The amounts represented in the tables below reflect our minimum cash obligations for the respective calendar years based on contractual terms, but not necessarily the periods in which these costs will be expensed in the Company’s consolidated statement of operations.

Licensor and Marketing Commitments

We have entered into several contracts with licensors that contain minimum contractual royalty and marketing commitments that may not be dependent on any deliverables. As of December 31, 2021, future minimum contractual royalty payments due to licensors and associated marketing commitments for the licensed products are as follows (in millions):

Year ending December 31:
2022	$12.7
2023	10.4
2024	10.0
2025	10.0
Thereafter	—

Total	$43.1

Other Purchase Commitments

We have entered into several contracts primarily for hosting of data systems and other services. As of December 31, 2021, future minimum purchase commitments that have initial or remaining non-cancelable terms are as follows (in millions):

Year ending December 31:
2022	$74.5
2023	56.6
2024	36.9
Thereafter	—

Total	$168.0

Excluded from tables above is our uncertain income tax position liability of $22.0 million, which includes interest and penalties, as the Company cannot make a reasonably reliable estimate of the period of cash settlement.

Legal Matters

The Company is involved in legal and regulatory proceedings on an ongoing basis. Some of these proceedings are in early stages and may seek an indeterminate amount of damages. If the Company believes that a loss arising from such matters is probable and can be reasonably estimated, the Company accrues the estimated liability in its financial statements. If only a range of estimated losses can be determined, the Company accrues an amount within the range that, in its judgment, reflects the most likely outcome; if none of the estimates within that range is a better estimate than any other amount, the Company accrues the low end of the range. For proceedings in which an unfavorable outcome is reasonably possible but not probable and an estimate of the loss or range of losses arising from the proceeding can be made, the Company discloses such an estimate, if material. If such a loss or range of losses is not reasonably estimable, the Company discloses that fact. In assessing the materiality of a proceeding, the Company evaluates, among other factors, the amount of monetary damages claimed, as well as the potential impact of non-monetary remedies sought by plaintiffs that may require changes to business practices in a manner that could have a material adverse impact on the Company’s business. Legal expenses are recognized as incurred.

On September 12, 2019, the Company announced that an incident had occurred that may have involved player data (the “Data Incident”). Upon our discovery of the Data Incident, an investigation immediately commenced and advisors and third-party forensics firms were retained to assist. The investigation revealed that, during the third quarter of 2019, outside hackers illegally accessed certain player account information and other Zynga information, and that no financial information was accessed. The Company has provided notifications to players, investors, regulators and other third parties, where we believe notice was required or appropriate. The Company has exchanged correspondence with certain regulators as a result of the incident. The Company has also received and has responded to data subject access requests from certain European Union players of Zynga’s games.

Since March 3, 2020, five consumer class action complaints have been filed in connection with the Data Incident in federal court. On March 3, 2020, two plaintiffs - minor “I.C.” (acting through his parent Nasim Chaudhri) and Amy Gitre - filed a class action complaint arising out of the Data Incident (the “Chaudhri complaint”), generally alleging that Zynga failed to reasonably safeguard certain player information, including names, email addresses, and passwords (among other items); failed to provide them with timely notification of the breach; and made misleading representations concerning the safety and security of plaintiffs’ personal information. Plaintiffs allege claims against Zynga under several state law theories, including negligence, intrusion upon seclusion, failure to comply with data breach notification statutes, and unjust enrichment, and they seek injunctive relief and damages. Zynga filed a motion to compel arbitration and arbitration-related discovery on May 8, 2020.

On March 23, 2020, plaintiffs Carol Johnson and Lisa Thomas filed a second class action complaint in the Northern District of California federal court (the “Johnson complaint”). Similar to the Chaudhri complaint, the Johnson plaintiffs - residents of Missouri and Wisconsin - assert Zynga failed to adequately protect certain player information, including names, email addresses, and passwords (among other items). Plaintiffs contend that, despite Zynga’s representations in its privacy policy that sensitive player information would be adequately protected, plaintiffs’ passwords were stored using inadequate hashing methods or in plain text. Plaintiffs allege that the lack of adequate security measures caused them harm as a result of the Data Incident, and they assert numerous various claims against Zynga, including claims for negligence, negligence per se, unjust enrichment, declaratory relief, breach of confidence, breach of contract and implied contract, violations of California’s Unfair Competition Law (“UCL”, CGL 17200, et seq.), and state-specific violations of Missouri’s Merchandising Practices Act and Wisconsin’s Deceptive Trade Practices Act. Plaintiffs seek damages, as well as declaratory and injunctive relief. On May 26, 2020, Zynga filed a motion to compel arbitration and arbitration-related discovery.

On April 15, 2020, plaintiffs Joseph Martinez IV and Daniel Petro, residents of Colorado and Iowa, filed a third class action complaint in the Northern District of California (the “Martinez complaint”). Plaintiffs allege they are longtime Zynga players who were affected by the Data Incident. Similar to the Chaudhri and Johnson plaintiffs, the Martinez plaintiffs generally allege that Zynga failed to adequately store and protect or otherwise secure certain player information, including names, email addresses, and passwords (among other items); that Zynga used outdated and improper password encryption methods; that Zynga failed to adequately provide notice of the Data Incident; and that they have been harmed as a result of the Data Incident. Like the Johnson and Chaudhri plaintiffs, the Martinez plaintiffs assert claims for negligence, negligence per se, and unjust enrichment, as well as contractual claims, and claims for relief under multiple state consumer protection statutes. Additionally, the Martinez plaintiffs also assert misrepresentation and omission claims under California’s false advertising law and the California Consumer Legal Remedies Act. Plaintiffs seek injunctive and monetary relief on behalf of a nationwide class. Zynga responded to the Martinez complaint by filing a motion to compel arbitration on June 19, 2020.

On June 9, 2020 plaintiffs James Oeste and Marissa Oeste, both residents of Maryland, filed a fourth class action complaint in the Northern District of Maryland (the “Oeste complaint”). Plaintiffs allege they were Zynga players who were affected by the Data Incident. Similar to all the foregoing plaintiffs, the Oeste plaintiffs seek to represent a nationwide class and generally allege that Zynga failed to adequately or reasonably protect certain player information, including names, email addresses, and passwords (among other items); that Zynga used outdated or improper password hashing methods; that Zynga failed to adequately provide notice of the Data Incident; and that they have been harmed as a result of the Data Incident. The Oeste plaintiffs assert claims for contractual breach, negligence, negligence per se, invasion of privacy, and claims for relief under California consumer protection and unfair competition statutes. Zynga responded to the complaint on August 31, 2020, with a motion to transfer the action to the Northern District of California. On May 5, 2021, the court granted Zynga’s motion to transfer, and the case was transferred to the Northern District of California. The California district court has consolidated Oeste proceedings in connection with the other already pending cases before the court.

On August 13, 2020, plaintiff Christopher Rosiak filed a fifth class action in the Northern District of California (the “Rosiak complaint”). Plaintiff alleges similar and analogous claims to those in the Martinez (and others) actions pending in the Northern District, alleging that he suffered harm as a result of Zynga’s data breach. Plaintiff Rosiak alleges multiple state law claims, including contract-based claims, negligence, and violation of California’s unfair competition, false advertising, and consumer protection statutes.

On January 6, 2021, the Northern California district court issued an order in three of the above actions-Chaudhri, Johnson, and Martinez-denying Zynga’s motions to compel arbitration without prejudice, and granting an alternative request for preliminary arbitration-related discovery that Zynga had made in connection with its motions. Plaintiffs were ordered to provide Zynga with plaintiffs’ identifying information. Following a status hearing before the court as to all actions pending before it, plaintiffs filed an amended and consolidated complaint in connection with the Chaudhri, Johnson, and Martinez complaints, as well as in connection with the Rosiak complaint. The amended and consolidated complaint was filed in the Northern District of California on March 12, 2021.

In response to the amended and consolidated complaint, on April 21, 2021, the Company filed renewed motions to compel arbitration in connection with the claims alleged by three of the individual named plaintiffs in the Chaudhri, Johnson, and Martinez actions. On the same date, the Company also filed a motion to dismiss claims alleged by all remaining plaintiffs in those actions, and in the Rosiak action. Following oral argument held by the court on July 27, 2021, the court granted Zynga’s motion to compel arbitration and granted the motion to dismiss with leave to amend. Plaintiffs filed their second amended consolidated complaint on August 27, 2021. Zynga filed a responsive motion to dismiss the amended complaint on September 20, 2021. A hearing on the motion scheduled for October 26, 2021 was vacated, to be reset as necessary. Zynga is awaiting either a rescheduled hearing or the court’s decision on the motion.

On March 2, 2021, a class-action lawsuit (the “Bourgeois complaint”) was filed in the Superior Court of Quebec, in the province of Montreal, Canada. The lawsuit, which was subsequently amended via an amended application on October 15, 2021, was filed by named plaintiff Gabriel Bourgeois, who purchased loot box items in connection with his use of the Marvel Strike Force and Pokemon Go! electronic and online games (plaintiff does not allege that he purchased a loot box in connection with any Zynga games). Plaintiff alleges that Zynga and multiple other gaming defendants have unlawfully developed, own, and operate an unlicensed gaming system, through the use of loot boxes in connection with their games. Plaintiff asserts that defendants have unlawfully offered loot boxes to the public in connection with their games; failed to properly disclose the odds of winning in connection with loot boxes; and failed to employ appropriate safeguards surrounding minors’ ability to purchase loot boxes. The specific Zynga games at issue-which plaintiff does not claim to have played-include CSR Racing 2, Empires & Puzzles, FarmVille: Country Escape and Dawn of Titans. Plaintiff collectively asserts that by offering loot boxes, all defendants have violated the Criminal Code of Canada provisions that regulate gaming; the Competition Act of Canada; and various individual consumer protection laws of the individual Canadian provinces. Plaintiff seeks monetary damages in the form of compensatory and punitive damages, on his own behalf and that of a nationwide Canadian class.

On April 12, 2021, IGT and IGT Canada Solutions ULC (“IGT”) served Zynga with a lawsuit in the Western District of Texas federal court (the “IGT complaint”), accusing the Company of infringing United States Patent Nos. 8,708,791; 9,159,189; 7,168,089; 7,303,473; 8,795,064; and 8,266,212. The complaint alleges that the following games and certain features contained within them infringe on the IGT patents: Zynga Poker, Words With Friends, FarmVille and Zynga social slots games, including specifically, Hit It Rich! Slots. On June 16, 2021, Zynga filed a partial motion to dismiss or strike plaintiff’s claims; and in the alternative, for a more definitive statement. IGT filed its opposition brief on June 30, 2021, and Zynga filed its reply on July 7, 2021. The parties are awaiting a hearing on the motion. On September 28, 2021, the court adopted discovery and scheduling deadlines that include a dispositive motion deadline of October 26, 2022, and an anticipated trial date of February 6, 2023.

On February 24, 2022, a putative class action complaint was filed in the U.S. District Court for the Western District of Washington by plaintiffs Tonda Ferrando and Dex Marzano, both of whom purport to be Washington residents, on behalf of a Washington class of individuals who made purchases in the Company’s online social casino games, including Hit it Rich!, Black Diamond Casino, Wizard of Oz Slots, Willy Wonka Slots, and Game of Thrones™ Slots Casino. The complaint alleges that those games violate Washington state laws. Zynga and plaintiffs have agreed to formal mediation.

The Company intends to defend itself vigorously against all claims asserted. At this time, the Company is unable to reasonably estimate the loss or range of loss, if any, arising from any of the above-referenced matters.

The Company is, at various times, also party to various other legal proceedings, claims and/or regulatory inquiries not previously discussed which arise in the ordinary course of business. In addition, the Company may receive notifications alleging infringement of patent or other intellectual property rights. Adverse results in any such litigation, legal proceedings or claims may include awards of substantial monetary damages, expensive legal fees, costly royalty or licensing agreements, or orders preventing us from offering certain games, features, or services, and may also result in changes in the Company’s business practices, which could result in additional costs or a loss of revenue and could otherwise harm the Company’s business. Although the results of such litigation cannot be predicted with certainty, the Company believes that the amount or range of reasonably possible losses related to such pending or threatened litigation will not have a material adverse effect on its business, operating results, cash flows, or financial condition should such litigation be resolved unfavorably.

16. Subsequent Events

Proposed Merger with Take-Two

On January 9, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Take-Two Interactive Software, Inc. and two of its wholly-owned subsidiaries (“Take-Two”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth therein, Zynga would become a wholly-owned subsidiary of Take-Two (the “Combination”). The Combination is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

As a result of the Combination, each issued and outstanding share of Zynga’s Class A Common Stock, other than dissenting shares and treasury shares, will be converted into a number of shares of Take-Two’s common stock (the “Stock Consideration”), equal to the Exchange Ratio (as defined below), and the right to receive $3.50 in cash.

The “Exchange Ratio” will be the following: (i) if the Take-Two Common Stock Price (as defined below) is an amount greater than $181.88, then the Exchange Ratio is 0.0350; (ii) if the Take-Two Common Stock Price is an amount greater than or equal to $156.50 but less than or equal to $181.88, then the Exchange Ratio is an amount equal to the quotient (rounded to five decimal places) obtained by dividing (a) $6.36 by (b) the Take-Two Common Stock Price; and (iii) if the Take-Two Common Stock Price is less than $156.50, then the Exchange Ratio is 0.0406. “Take-Two Common Stock Price” will be the volume-weighted average sales price per share of Take-Two Common Stock on the Nasdaq Global Select Market for the consecutive period beginning at 9:30 a.m. New York time on the twenty-third trading day immediately preceding the closing date of the Combination and concluding at 4:00 p.m. New York time on the third trading day immediately preceding such closing date.

The Merger Agreement also provides that at the effective time of the Combination (the “Effective Time”), (i) issued and outstanding options to purchase Zynga Common Stock will be assumed by Take-Two and automatically converted into options exercisable for shares of Take-Two Common Stock (the “Converted Options”), (ii) each issued and outstanding restricted stock unit award covering Zynga Common Stock will be assumed by Take-Two and automatically converted into a Take-Two restricted share unit award covering shares of Take-Two Common Stock (the “Converted RSUs”), and (iii) each issued and outstanding performance stock unit award covering Zynga Common Stock will be assumed by Take-Two and automatically converted into a Take-Two restricted share unit award covering a number of shares of Take-Two Common Stock determined based on the number of shares of Zynga Common Stock subject to the award immediately prior to the Effective Time as determined in accordance with the requirements of the applicable Zynga award agreement (the “Converted PSUs” and, together with the Converted Options, and the Converted RSUs, the “Converted Awards”), in each case with the number of shares (and exercise price, with respect to Converted Options) adjusted based on an exchange ratio that is intended to maintain the intrinsic value of the award immediately prior to the Effective Time. Following the Effective Time, the Converted Awards will vest based on continued service and will continue to be governed by substantially the same terms and conditions as were applicable to the corresponding Zynga equity awards immediately prior to the Effective Time.

Pursuant to the terms of a “go-shop” provision in the Merger Agreement, during the period beginning on the date of the Merger Agreement and ending on February 24, 2022 (such period, the “Go-Shop Period”), Zynga may (i) solicit, propose or facilitate the making of alternative acquisition proposals from third parties; (ii) provide non-public information to third parties in connection with alternative acquisition proposals; and (iii) participate in discussions and negotiations with third parties regarding alternative acquisition proposals. The Go-Shop Period concluded on February 24, 2022. Zynga and Take-Two have agreed that, commencing at 12:01 a.m. (New York time) on February 25, 2022 (in the case of Zynga), and commencing upon the execution of the Merger Agreement (in the case of Take-Two), Zynga and Take-Two will be subject to “no-shop” restrictions and will not, subject to certain exceptions set forth in the Merger Agreement, (i) solicit or knowingly encourage inquiries or proposals relating to alternative acquisition transactions or (ii) engage in discussions or negotiations regarding, or provide any non-public information to third parties in connection with, alternative acquisition proposals. In addition, each of Zynga and Take-Two have agreed that, subject to certain exceptions, its board of directors will not withdraw its respective recommendations to their respective stockholders in favor of the approval and adoption of Merger Agreement and the Combination (in the case of Zynga), or the approval of the issuance of the Stock Consideration and the adoption of the Take-Two Charter Amendment (as defined below) (in the case of Take-Two).

The closing of the Combination is subject to certain conditions, including (i) the approval and adoption of the Merger Agreement and the Combination by Zynga’s stockholders, (ii) the approval of the issuance of the Stock Consideration and the adoption of an amendment to Take-Two’s Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Take-Two Common Stock (the “Take-Two Charter Amendment”) by Take-Two’s stockholders, (iii) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and clearance under the antitrust laws of certain non-United States jurisdictions, (iv) there having not occurred a material adverse effect on the other party, (v) the effectiveness of a registration statement on Form S-4 with respect to shares of Take-Two Common Stock to be issued in the Merger and (vi) other customary conditions.

Either Zynga or Take-Two may terminate the Merger Agreement if, among certain other circumstances, (i) the Combination has not become effective on or before January 9, 2023 or (ii) Zynga’s stockholders fail to approve and adopt the Merger Agreement and the Combination, or Take-Two’s stockholders fail to approve the issuance of the Stock Consideration and/or the adoption of the Take-Two Charter Amendment. Zynga may terminate the Merger Agreement in certain additional circumstances, including: (a) to allow Zynga to enter into a definitive agreement for an alternative business combination proposal that constitutes a “superior proposal,” or (b) if Take-Two’s board of directors withdraws or adversely changes its recommendation to Take-Two’s stockholders in favor of the approval of the issuance of the Stock Consideration or the adoption of the Take-Two Charter Amendment. Take-Two may terminate the Merger Agreement in certain additional circumstances, including if Zynga’s board of directors withdraws or adversely changes its recommendation to Zynga’s stockholders in favor of the approval and adoption of the Merger Agreement and the Combination.

The Merger Agreement provides for the payment of a “termination fee” upon the termination of the Merger Agreement in specified circumstances, including if the Merger Agreement is terminated by either Take-Two or Zynga as a result of an adverse change in the recommendation of the other party’s board of directors. In the event that Zynga terminates the Merger Agreement following an adverse change in the recommendation of Take-Two’s board of directors, Take-Two would be required to pay to Zynga a termination fee of $550.0 million. In the event that Take-Two terminates the Merger Agreement following an adverse change in the recommendation of Zynga’s board of directors, Zynga would be required to pay to Take-Two a termination fee of $550.0 million. In addition, Zynga is required to pay to Take-Two a termination fee of $550 million if Zynga terminates the Merger Agreement to enter into a definitive agreement for an alternative acquisition proposal for Zynga that constitutes a “superior proposal,” as defined in the Merger Agreement. If the Merger Agreement is terminated because Zynga’s stockholders fail to approve the adoption of the Merger Agreement and the Combination, and Take-Two’s stockholders approve the issuance of the Stock Consideration and the adoption of the Take-Two Charter Amendment, Zynga will be required to pay Take-Two an expense reimbursement of $50.0 million. If the Merger Agreement is terminated because Take-Two’s stockholders fail to approve the issuance of the Stock Consideration and the adoption of the Take-Two Charter Amendment, and Zynga’s stockholders approve the adoption of the Merger Agreement and the Combination, Take-Two will be required to pay to Zynga an expense reimbursement of $50.0 million.